UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Old Point Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

R. F. Shuford, Jr.
Chairman & President

April 14, 2022

Dear Fellow Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Old Point Financial Corporation, the holding company for The Old Point National Bank of Phoebus and Old Point Trust & Financial Services, N.A. The meeting will be held on Tuesday, May 24, 2022 at 6:00 p.m., Eastern Time.  The Board of Directors is committed to the safety of our stockholders, community and employees, and, therefore, due to ongoing concerns and uncertainty related to the COVID-19 pandemic, and in the interest of providing the safest environment possible, has decided to hold the Annual Meeting virtually online again this year.  You will be able to attend the 2022 Annual Meeting virtually online, vote your shares and submit your questions by visiting www.meetnow.global/MXPLKSM (case sensitive) and entering the 15-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card.  The accompanying Notice and Proxy Statement describe the matters to be presented at the Annual Meeting.  Also provided is our 2021 Annual Report to Stockholders that will be reviewed at the Annual Meeting.

Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. Please follow the instructions on your Notice of Internet Availability of Proxy Materials to vote online, or if you received a proxy card, follow the instructions on your proxy card to vote by telephone or online or complete, sign, date, and return your proxy card as soon as possible. Please take the time to vote by proxy now so that your shares are represented at the meeting.  If you decide to attend and vote at the Annual Meeting, you can revoke your proxy at any time before it is voted at the Annual Meeting (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote at the Annual Meeting, you must register in advance of the Annual Meeting, as described in the Proxy Statement).

We appreciate your continuing loyalty and support of Old Point Financial Corporation.

Sincerely,

Robert F. Shuford, Jr. Chairman of the Board and President

OLD POINT FINANCIAL CORPORATION
101 East Queen Street, Hampton, Virginia 23669

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OLD POINT FINANCIAL CORPORATION
101 East Queen Street
Hampton, Virginia 23669

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 24, 2022

The 2022 Annual Meeting of Stockholders of Old Point Financial Corporation (the Company) will be held on Tuesday, May 24, 2022, at 6:00 p.m., Eastern Time virtually online.  Stockholders will be able to attend the 2022 Annual Meeting, vote, and submit questions online by visiting www.meetnow.global/MXPLKSM (case sensitive) and entering their 15-digit control number.  The meeting will be held for the following purposes:

1.	To elect 13 directors to the Board of Directors of the Company to serve until the 2023 Annual Meeting of Stockholders, as described in the proxy statement accompanying this notice;

2.	To approve, in an advisory, non-binding vote, the compensation of the Company’s named executive officers, as described in the proxy statement accompanying this notice;

3.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 15, 2022 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Eugene M. Jordan, II
Secretary to the Board

April 14, 2022

IMPORTANT NOTICE

Your vote is important. Please follow the instructions on your Notice of Internet Availability of Proxy Materials to vote online or, if you received a proxy card, follow the instructions on your proxy card to vote by telephone or online or complete, sign, date, and return your proxy card so that your shares will be represented at the Annual Meeting. Stockholders attending the Annual Meeting virtually online may personally vote on all matters that are considered, in which event their signed proxies are revoked (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to attend and vote at the Annual Meeting, you must register in advance of the Annual Meeting, as described in the Proxy Statement). If you vote online or by telephone, there is no need to mail your proxy card.

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OLD POINT FINANCIAL CORPORATION
101 East Queen Street
Hampton, Virginia 23669

PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS
To be held on May 24, 2022

General

This proxy statement is furnished to holders of the common stock of Old Point Financial Corporation (the Company) in connection with the solicitation by and on behalf of the Company’s Board of Directors of proxies to be used at the Company’s 2022 Annual Meeting of Stockholders (the Annual Meeting) to be held Tuesday, May 24, 2022, at 6:00 p.m., Eastern Time, virtually online. You will be able to attend the 2022 Annual Meeting, vote, and submit questions online by visiting www.meetnow.global/MXPLKSM (case sensitive) and entering the 15-digit control number.

Electronic Notice and Mailing; Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 24, 2022.

Pursuant to the rules promulgated by the Securities and Exchange Commission (the SEC), the Company has elected to make its proxy materials available to stockholders partially online and partially by delivering paper copies of these materials by mail. Accordingly, on or about April 14, 2022, the Company mailed a Notice of Internet Availability of Proxy Materials (the Notice of Internet Availability) to some stockholders and shortly thereafter mailed paper copies of the proxy materials to some stockholders. If you received a Notice of Internet Availability by mail, you will not automatically receive a paper copy of the proxy materials by mail. Instead, the Notice of Internet Availability contains instructions on how to access and review this proxy statement and our 2021 Annual Report to Stockholders and vote online. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. As of April 14, 2022, and through the conclusion of the Annual Meeting, all stockholders will have the ability to access all of the proxy materials at www.edocumentview.com/OPOF.

The proxy materials include:

*	Our proxy statement for the Annual Meeting; and
*	Our 2021 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Voting and Revocation of Proxies

If you are a stockholder of record, you may vote at the Annual Meeting or by proxy. You may vote your shares by proxy in one of the following ways: (1) visit the website shown on your Notice of Internet Availability or proxy card to submit your proxy online; or if you receive a copy of our proxy materials, (2) use the toll-free number on the proxy card to submit your proxy via telephone; or (3) complete, sign, date and return the proxy card in the postage paid envelope provided with such materials.

If your shares are held in “street name,” through a broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares and you will need to follow those instructions in order to vote your shares. Many brokers also offer the option of voting online or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form. As the record holder of your shares, your broker is required to vote your shares according to your instructions. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give voting instructions to your broker, it will still be able to vote your shares with respect to “routine” items, but will not be allowed to vote your shares with respect to “non-routine” items. The ratification of Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm (proposal three) is considered to be a routine item under the NYSE rules and your broker will be able to vote on that proposal even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (proposal one) and the advisory vote on the compensation of the Company’s named executive officers (proposal two) are “non-routine” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote your shares with respect to these proposals. “Broker non-votes” are shares held by customers that may not be voted on certain matters because the broker has not received specific instructions from the customers.

If you are a stockholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods: (1) submit a written notice of revocation to the Secretary of the Company by the close of business on May 23, 2022; (2) submit a completed proxy card bearing a later date than your original proxy card by the close of business on May 23, 2022; (3) use the toll-free number shown on the proxy card to submit your proxy via telephone, by 6:00 p.m., Eastern Time, on May 24, 2022; (4) visit the website shown on your proxy card or Notice of Internet Availability and follow the instructions to submit your proxy online, by 6:00 p.m., Eastern Time, on May 24, 2022; or (5) attend the Annual Meeting and vote at the meeting.

If your shares are held in “street name” through a bank, broker or other holder of record, you should follow the instructions from your bank, broker or agent to revoke your proxy or change your vote.

Voting your shares via telephone or online, or sending in a proxy card will not affect your right to attend and vote at the Annual Meeting.

Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a stockholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to specify with respect to such proposals, the proxy will be voted FOR the election of the director nominees in proposal one; FOR the approval of the compensation of the Company’s named executive officers in proposal two; and FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm in proposal three, as set forth in the accompanying notice and further described herein.

Voting Rights of Stockholders

Only those stockholders of record at the close of business on March 15, 2022, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting is 5,095,989. The Company has no other class of stock outstanding. The presence of a majority of the shares entitled to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business.  Virtual attendance at the Annual Meeting constitutes presence “in person” for quorum purposes at the meeting.

Each share of Company common stock entitles the record holder thereof to one vote for each matter to be voted upon at the Annual Meeting. Abstentions and broker non-votes on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to a matter. Stockholders cannot cumulate their votes in the election of directors.

In an uncontested director election, if a quorum is present, each director will be elected by the affirmative vote of a majority of the votes cast with respect to the director’s election. An “uncontested director election” means an election in which the number of nominees does not exceed the number of directors to be elected, such as this year’s director election. Votes may be cast for or against a nominee, or stockholders may abstain from voting with respect to a nominee. A vote against a nominee is counted as a vote cast and will have the effect of a vote withheld per the terms of the Company’s Articles of Incorporation. Abstentions and broker non-votes do not count as votes cast and, therefore, will have no effect on a director’s election.

For all other proposals, votes may be cast for or against, or stockholders may abstain from voting. Approval of these other proposals (specifically the advisory vote to approve executive compensation and the ratification of the Company's independent registered public accounting firm) requires the affirmative vote of a majority of the votes cast on the proposal. Thus, although abstentions and broker non-votes count toward a quorum, they are generally not counted for purposes of determining whether such a proposal has been approved and will have no effect.

Attending the Annual Meeting

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively online at www.meetnow.global/MXPLKSM (case sensitive). You are entitled to attend, vote and submit questions prior to and during the Annual Meeting if you were a stockholder of the Company as of the close of business on March 15, 2022, the record date, or if you hold a valid proxy for the Annual Meeting. Guests may join the Annual Meeting in a listen-only mode.

The virtual meeting will begin promptly at 6:00 p.m., Eastern Time. We encourage you to access the meeting prior to the start time to leave ample time to log into the webcast and test your computer audio system.

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), then you do not need to register to attend the Annual Meeting virtually. To attend the meeting, visit the Annual Meeting website at www.meetnow.global/MXPLKSM (case sensitive) to log-in on the day of the meeting and enter your 15-digit control number located on your Notice of Internet Availability of Proxy Materials or proxy card.

If your shares are held in “street name” (i.e., you hold your shares through an intermediary, such as a bank, broker or other holder of record), then you must register in advance to attend the Annual Meeting virtually online.

To register to attend the Annual Meeting virtually you must submit proof of your proxy power (such as a legal proxy or broker’s proxy card) reflecting your common stock holdings, along with your name and email address to Computershare. Requests for registration should be directed to Computershare by email to legalproxy@computershare.com (forwarding the email from your broker, or attaching an image of your legal proxy) or by mail to:

Computershare
Old Point Financial Corporation Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Requests for registration must be labeled as “Legal Proxy” and be received on or before 5:00 p.m., Eastern Time, on May 18, 2022.

You will receive a confirmation of your registration by email (or by mail, if no email address is provided) after Computershare receives your registration materials. To attend the meeting, visit the Annual Meeting website at www.meetnow.global/MXPLKSM to log in on the day of the meeting and enter the 15-digit control number provided in the confirmation sent by Computershare.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the use of mail, solicitations may be made by our officers and regular employees of the Company, The Old Point National Bank of Phoebus (the Bank) and Old Point Trust & Financial Services, N.A. (the Trust Company) in person or by telephone, facsimile, or electronic transmission. We will not compensate our officers and regular employees for this work beyond their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

PROPOSAL ONE
ELECTION OF DIRECTORS

The thirteen persons named below, all of whom currently serve as directors of the Company, will be nominated to serve as directors until the 2023 Annual Meeting of Stockholders (the 2023 Annual Meeting), or until their successors have been duly elected and have qualified.

The persons named in the proxy will vote for the election of the nominees named below unless your proxy indicates that you wish to vote against the nominee (which will have the effect of a vote withheld) or abstain from voting. The Company’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Company’s Board.

Each nominee possesses characteristics that led the Board to conclude that he or she should serve as a director. Ms. Golden was appointed to the Board in 2022 and was initially recommended to the Nominating and Corporate Governance Committee by a non-management director. The specific experience, qualifications, attributes and/or skills that the Board believes each nominee possesses are discussed immediately following the table below.

Name (Age)	Director Since (*)	Principal Occupation for Past Five Years

Stephen C. Adams (71)	2014	Vice President/Secretary Treasurer, The POMOCO Group, Inc., operator of automobile dealerships and real estate developments

Russell Smith Evans, Jr. (79)	1993	Retired, Assistant Treasurer and Corporate Fleet Manager, Ferguson Enterprises, Inc.

Michael A. Glasser (68)	2009	Attorney-at-Law, Member, Glasser & Glasser, P.L.C.

Sarah B. Golden (57)	2022	President & Chief Administrative Officer, The GBS Group

Dr. Arthur D. Greene (77)	1994	Retired Sentara Healthcare Administrator, Retired Orthopaedic Surgeon

John Cabot Ishon (75)	1989	President, Hampton Stationery

William F. Keefe (63)	2016	Managing Director, McRae Capital Management, Inc.

Tom B. Langley (68)	2015	President, Langley & McDonald

Robert F. Shuford, Sr. (84)	1965	Retired, Chairman of the Board, President & CEO, Old Point Financial Corporation; Retired, Chairman of the Board, Old Point National Bank

Robert F. Shuford, Jr. (57)	2009
 Chairman of the Board, President & CEO, Old Point Financial Corporation (since January 2020) and Old Point National Bank; Former Senior Executive Vice President Chief Operating Officer, Old Point National Bank

Name (Age)	Director Since (*)	Principal Occupation for Past Five Years

Ellen Clark Thacker (60)	2006	Retired Executive Director, Peninsula SPCA; Former Executive Director, Gloucester-Mathews Humane Society

Elizabeth S. Wash (64)	2021	Retired President, Virginia Shredders dba Shred-It

Joseph R. Witt (61)	2007	President, Financial Services/Chief Strategy Officer, Old Point National Bank; Former Senior Executive Vice President and Chief Business Development Officer, Old Point National Bank

*If prior to 1984, refers to the year in which the individual first became a director of the Bank. All present directors of the Company are also directors of the Bank. Messrs. Ishon, Shuford, Sr., Shuford, Jr., Witt, Mmes. Thacker and Wash, and Dr. Greene are also directors of the Trust Company.

(1)
Stephen C. Adams – Mr. Adams received his B.S. degree from McIntire School of Commerce, University of Virginia and his Master of Science degree in Accounting from the University of Virginia. He previously worked at Financial Accounting Standards Board from 1974 to 1976; at Peat Marwick Mitchell (currently KPMG) CPAs from 1976 to 1979; Hart, Adams Toney CPAs from 1979 to 1986; and from 1986 to the present at The POMOCO Group, Inc. Mr. Adams is well known in the community and has served on many local boards and civic organizations. His past and present expertise in the financial arena makes him a valuable member for serving on the Company’s Audit Committee, Nominating and Corporate Governance Committee, Executive Committee, and as Chairman of the Capital Management Committee. The Board feels that his financial expertise qualifies Mr. Adams as an “audit committee financial expert” for the Company’s Audit Committee. Mr. Adams also served on the Company’s Peninsula Regional Board until his election to the Company’s and the Bank’s Boards of Directors.

(2)
Russell Smith Evans, Jr. – Mr. Evans served in the Army as an officer and retired medically from combat wounds. He is a graduate of Virginia Military Institute, where he received a B.A. in History, and received his M.B.A. from the College of William & Mary. He was employed at Ferguson Enterprises, a Wolseley Company, for 37 years and held the title of Assistant Treasurer/Corporate Fleet Manager. Mr. Evans is a member of the Finance Committee at First United Methodist Church in Hampton. Mr. Evans serves on the Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, Directors Loan Committee and Board Risk Committee. The Board feels that this financial expertise also makes Mr. Evans an asset to the Company’s Board.

(3)
Michael A. Glasser – Mr. Glasser received a B.A. in Government from the University of Virginia and a law degree from the University of Richmond Law School. He has been practicing law for over 40 years. A few of the diverse areas of his practice include: representation of banks, credit unions, and financial services companies; commercial litigation; commercial disputes; and arbitration. Mr. Glasser is involved in many civic and professional organizations and prior to being elected to the Bank Board, he had prior experience serving on another local bank board. Mr. Glasser serves on the Compensation and Benefits Committee, Board Risk Committee, Capital Management Committee, and Executive Committee. He is also Co-Chairman of the Bank’s Southside Regional Board. We feel that his experience representing financial services companies and serving on another bank’s board provides insight that makes Mr. Glasser a valuable asset to the Company’s Board.

(4)
Sarah B. Golden - - Ms. Golden received her B.S. in Computer Engineering from Old Dominion University. She has over 28 years of business and engineering experience. From 1994 to 1998 Ms. Golden worked as a software engineer for the US Navy and as a consultant for Deloitte & Touche in Los Angeles.  From 1999 to 2003, she was President and Chief Executive Officer for Advanced Internet Marketing, Inc. In 2006, she co-founded The GBS Group, an engineering services firm serving the U.S. Navy as well as the maritime, rail, and transportation industries.  Ms. Golden provides oversight for all corporate functions including finance and accounting, human resources, facilities, contract administration, project controls, security and corporate IT infrastructure. She serves on the board of Samaritan House Inc. and chairs the Women Against Violence group and is a founding member of the board for Old Dominion University’s Women’s Initiative Network.  She is a graduate of the CIVIC Leadership Institute. Ms. Golden served on the Bank’s Southside regional board since 2017. She was appointed to the Company Board and Bank Board in March 2022. The Board feels Ms. Golden is an asset to the Company as a director because of her technical knowledge, entrepreneurial leadership and business experience.

(5)
Dr. Arthur D. Greene – Dr. Greene received his B.S. from Knoxville College and his M.D. from Howard University College of Medicine. Dr. Greene completed his internship in general surgery at Akron General Hospital and his residency in Orthopaedic Surgery at Akron General Hospital and Pediatric Orthopaedic Surgery at Akron Children’s Hospital. He also served in the U.S. Army Medical Corps as Chief of Orthopaedics at Kenner Army Hospital. He practiced medicine for 35 years. Dr. Greene began his private practice in 1977 and joined the practice of Tidewater Orthopaedic Associates with two large offices in Hampton and Newport News, of which he was a partner. He worked as an Administrator at Sentara Careplex Hospital until December 31, 2011, where he was responsible for much of the day-to-day responsibilities of medical affairs. Dr. Greene served as a director of Sentara Healthcare and is involved in many professional organizations in the community. Dr. Greene is the Lead Independent Director, serves on the Company’s Audit Committee, Board Risk Committee, Compensation and Benefits Committee, Executive Committee, and Chairman of the Nominating and Corporate Governance Committee. He was also the Chairman of the Trust Company Board from June 2013 through October 2018 and served as Lead Independent Director of the Trust Company Board from October 2018 to March 2020.  The Board feels that the multiple degrees of expertise make Dr. Greene an asset to the Company’s Board.

(6)
John Cabot Ishon – Mr. Ishon is a 1969 graduate of Virginia Military Institute with a B.S. in Biology. After graduation he taught and coached at Thomas Eaton Junior High School. He, later, left teaching and joined the family business of Hampton Stationery that serves the Hampton Roads area. This business supplies office furniture, luggage and training room furniture and equipment. Mr. Ishon is very active in the community and serves on many local boards. Mr. Ishon serves on the Trust Company’s Board, Board Risk Committee, Capital Management Committee, and is Chairman of the Directors Loan Committee. Mr. Ishon is Co-Chairman of the Bank’s Peninsula Regional Board. The Board feels that Mr. Ishon’s extensive financial and management background and involvement in the community make him an excellent candidate to serve as a director of the Company.

(7)
William F. Keefe – Mr. Keefe was elected to the Board in May 2016. He was initially appointed to the Board pursuant to a settlement agreement with Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P., PL Capital/Focused Fund, L.P., PL Capital, LLC, PL Capital Advisors, LLC, Goodbody/PL Capital, L.P., Goodbody/PL Capital, LLC, Mr. John W. Palmer and Mr. Richard J. Lashley, as Managing Members of PL Capital, LLC, PL Capital Advisors, LLC and Goodbody/PL Capital, LLC (collectively, the PL Capital Group), and Mr. Keefe, originally executed in 2016 and subsequently amended in August 2021 (as amended, the Settlement Agreement). Mr. Keefe has been nominated for election to the Board at the Annual Meeting in accordance with the Settlement Agreement. Mr. Keefe is the Managing Director of McRae Capital Management, Inc. located in Morristown, New Jersey. He is an advisor to high-net worth clients and is a member of the firm’s Investment Committee. Mr. Keefe has worked at various commercial banks in New Jersey and has held executive and senior financial management positions in those institutions. Mr. Keefe also has prior experience as a member of a bank board of directors along with board committee representation. Mr. Keefe serves on the Company’s Audit Committee and as Chairman of the Compensation and Benefits Committee. The Board feels that, with his financial and board experience, Mr. Keefe is well qualified to serve as a director of the Company.

(8)
Tom B. Langley – Mr. Langley is a graduate of Norfolk Academy, North Carolina State University with a B.S. in Civil Engineering and the University of Florida, Master of Engineering. Mr. Langley is President of Langley & McDonald, a regional civil engineering, planning and surveying firm for residential, commercial, institutional and industrial land development for both private and governmental clients. Mr. Langley has a particular specialty in waterfront projects, such as marinas, dredging, riparian apportionments, shoreline erosion, etc. Mr. Langley is active in the Southside area and serves on various community boards. Mr. Langley serves as Co-Chairman on the Bank’s Southside Regional Board and also serves on the Company’s and the Bank’s Boards. He also serves on the Capital Management Committee, Audit Committee, Directors Loan Committee, and as Chairman of the Board Risk Committee. The Board feels that his organizational skills and business background make Mr. Langley a valuable asset as a director on the Company’s Board.

(9)
Robert F. Shuford, Sr. – Mr. Shuford, Sr. received his B.S. degree in Business Administration from the University of North Carolina. He served as an officer in the U.S. Navy Supply Corps. Mr. Shuford, Sr. has an extensive operational background both in the financial industry and other civic and professional organizations with more than 50 years of service in different capacities for the Company and its affiliates. Mr. Shuford, Sr. served on many of the Company’s internal committees.  Mr. Shuford, Sr. serves on the Company’s and the Bank’s Boards, as well as on the Trust Company’s Board. This background enables Mr. Shuford, Sr. to contribute his resulting expertise and perspectives to board discussions regarding strategic planning. In addition, Mr. Shuford, Sr.’s previous service in policy-making positions at other organizations also demonstrates that he has the leadership skills required of a director of the Company.

(10)
Robert F. Shuford, Jr. – Mr. Shuford, Jr. received his B.S. in Biomedical Engineering from Duke University, and served as an officer in the U.S. Navy. In July 2003, he was promoted to Executive Vice President and Chief Operating Officer. In June 2012, Mr. Shuford, Jr. rose to the Senior Executive Vice President Officer level with executive responsibility for Branch Administration, Retail, Operations, Information Technology, Electronic Banking, and Marketing. In September 2015, he was appointed as President and CEO of the Bank and in February 2019, he was appointed Chairman of the Board of the Bank. In January 2020, he was appointed President and CEO and Chairman of the Board of the Company. He represents the Company throughout the community by serving on the boards of many high profile non-profit organizations. Mr. Shuford, Jr. has been appointed by the Mayor and the Governor to serve the City of Hampton and the Commonwealth of Virginia in various capacities. He also serves on many of the Company’s internal committees as well as on the Trust Company’s Board. This experience and management background make him an excellent candidate to serve as a director of the Company.

(11)
Ellen Clark Thacker – Mrs. Thacker received her B.A. in English from Virginia Commonwealth University. Mrs. Thacker worked at BFI Waste Services, L.L.C. from 1983 until 2007. She began as an intern and was promoted to District Vice President/General Manager. She was responsible for the overall operational and financial management of the company and managed 100 employees and annual revenues in excess of $40 million. Mrs. Thacker worked as Executive Director of the Gloucester-Mathews Humane Society until November 2012. She retired in April 2018 as Director of the Peninsula SPCA and joined the Peninsula SPCA Board of Directors in May 2018. Mrs. Thacker is affiliated with various organizations in the community, including the Hampton Roads MS Community Council, and was appointed by the former Governor Terry McAuliffe in 2015 to the Virginia Board for Waste Management Facility Operations and appointed to the York County Citizens Board for Charitable Giving in November 2018. Mrs. Thacker serves on the Executive Committee, Board Risk Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee and is Chairman of the Company’s Audit Committee. She also serves on the Trust Company’s Board. The Board feels that Mrs. Thacker is an asset to the Company as a director because of her previous leadership and operational experience, as well as her non-profit experience.

(12)
Elizabeth S. Wash – Mrs. Wash received her B.A. in Education and M.B.A. from the College of William and Mary. From 1984 to 1997, she worked for Bell Atlantic as a business analyst, Marketing and Consumer Finance Manager, and Director of Consumer and Small Business Finance.  Beginning in 1997, she led the development and growth of Virginia Shredders doing business as Shred-It, the first on-site document shredding company in the region.  Her leadership included establishing offices in both Hampton and Richmond and negotiating contracts with major healthcare systems, financial institutions and local governments. She grew the franchise to a 48-employee organization with 18 mobile shredding trucks before negotiating the sale of the company in 2014. She also represented Shred-it franchisees for two terms on the Shred-it Advisory Board. She has served on the boards of the American Heart Association Hampton Roads and the Bernadine Franciscan Sisters Foundation, and is a graduate of the CIVIC Leadership Institute. Mrs. Wash serves on the Trust Company’s Board and was appointed Lead Independent Director of the Trust Company Board in March, 2020. She was appointed to the Company Board and Bank Board in March 2021. Mrs. Wash serves on the Compensation and Benefits Committee, Capital Management Committee, Directors Loan Committee, and is Chairman of the Trust Company’s Investment Committee. The Board feels Mrs. Wash is an asset to the Company as a director because of her previous entrepreneurial leadership and business experience.

(13)
Joseph R. Witt – Mr. Witt received his B.S. in Commerce from the University of Virginia, his M.B.A. from the University of Richmond and is a licensed Certified Public Accountant in the Commonwealth of Virginia. He worked as an auditor and tax accountant for international accounting firms for five years after graduating from college with a degree in Accounting. He spent eight years as Director of Finance for a national medical distribution company. He joined Ferguson Enterprises in 1996 as Corporate Controller and then served as Ferguson’s Corporate Treasurer from 1999 to 2008. Mr. Witt joined the Bank in 2008 as an Executive Vice President to lead the Corporate Banking area. In 2012, he was promoted to Senior Executive Vice President and Chief Administrative Officer with executive responsibility for Commercial Lending, Treasury Services, Credit Administration, Finance, Human Resources and Old Point Mortgage, LLC. In 2015, Mr. Witt was promoted to Senior Executive Vice President and Chief Business Development Officer. In January 2020, he was appointed to Executive Vice President/Financial Services of the Company and Chief Strategy Officer & President, Financial Services of the Bank. His primary responsibilities include development and execution of the strategic plan, oversight of fee-based business and expanding lines of business. He is active in many civic and professional organizations in the community and serves on many of the Company’s internal committees, as well as on the Trust Company Board. The Board feels that Mr. Witt’s extensive financial education and experience make him an asset to the Company’s Board.

None of the directors currently serves, or has within the past five years served, as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the Exchange Act).

There are two family relationships among the directors and executive officers. Mr. Shuford, Sr. is the father of Mr. Shuford, Jr. Mr. Ishon is the brother-in-law of Mr. Jordan, II. The Board does not believe that these family relationships are material to an evaluation of the ability or integrity of these individuals or their ability to act in an independent manner. The Board is not aware of any involvement in legal proceedings by any of the Company’s directors, director nominee or executive officers that would be material to an evaluation of the ability or integrity of any director, director nominee or executive officer.

In connection with the majority voting standard, the Board of Directors has a Director Resignation Policy, under which an incumbent director who does not receive the required majority vote for re-election in an uncontested director election must submit a written offer of resignation to the Chairman of the Board of Directors promptly following the election. The Nominating and Corporate Governance Committee will then consider the offer of resignation and whether to recommend to the Board of Directors to accept or reject it, taking into account the Board of Directors’ fiduciary duties to the Company and its stockholders. If a director’s offer of resignation is rejected, the director will continue to serve on the Board of Directors until a successor is elected, or until the director’s earlier resignation, removal from office or death. If a director’s offer of resignation is accepted, the Board of Directors has the discretion to fill any resulting vacancy or decrease the number of directors, as allowed by the Company’s bylaws. A director who submits an offer of resignation pursuant to this policy may not participate in the Board’s or Nominating and Corporate Governance Committee’s deliberations or voting regarding whether to accept or reject the offer of resignation.

The Board of Directors recommends that stockholders vote “FOR” the individuals nominated above to serve as directors.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S
NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that the Company’s stockholders have the opportunity to provide an advisory, non-binding vote to approve the Company’s executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. Accordingly, the Company’s stockholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of the Company’s named executive officers as described below, by voting for or against this proposal.

The Compensation and Benefits Committee of the Board of Directors has designed the Company’s executive compensation to motivate, attract and retain employees who play a significant role in the organization’s current and future success. The Compensation and Benefits Committee and the Board structure executive compensation to motivate these employees to maximize stockholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis”.

The Company believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of stockholders and are necessary to attract and retain experienced, highly qualified executives important to the Company’s long-term success and the enhancement of stockholder value. The Board of Directors believes that the Company’s executive compensation achieves these objectives, and, therefore, recommends that stockholders vote “for” this proposal.

Because this vote is advisory, it will not be binding on the Board of Directors and will not be construed as overruling any decision made by the Compensation and Benefits Committee or the Board of Directors. The Compensation and Benefits Committee and the Board of Directors will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

We anticipate that the next advisory and non-binding vote to approve the compensation of the Company’s named executive officers will occur at the 2023 Annual Meeting.

The Board of Directors recommends that stockholders vote “FOR” this proposal to provide advisory approval of the compensation of the Company’s named executive officers.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Yount, Hyde & Barbour, P.C. rendered audit services to the Company for the fiscal year ended December 31, 2021. These services consisted primarily of the examination and audit of the Company’s financial statements, tax reporting assistance, and other audit and accounting matters. In the event that the appointment of Yount, Hyde & Barbour, P.C. is not ratified by stockholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accounting firm for 2023.

A representative of Yount, Hyde & Barbour, P.C. is expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following table sets forth certain information as of March 15, 2022, concerning the number and percentage of shares of the Company’s common stock beneficially owned by each of the Company’s directors and named executive officers, and by the Company’s current directors and executive officers as a group. In addition, the table includes information with respect to persons known to the Company who own or may be deemed to own more than 5% of the Company’s common stock as of March 15, 2022. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. None of the shares reported in this table are pledged as collateral.

	Number of Shares Beneficially Owned (1)		Percentage of Class Beneficially Owned (22)
Stephen C. Adams	11,258	(2)	*
Russell Smith Evans, Jr.	18,313	(3)	*
Michael A. Glasser	7,938	(4)	*
Sarah B. Golden	225		*
Dr. Arthur D. Greene	16,006	(5)	*
John Cabot Ishon	51,656	(6)	1.01%
William F. Keefe	8,143	(7)	*
Tom B. Langley	10,666	(8)	*
Robert. F. Shuford, Sr.	488,453	(9)(10)	9.52%
Robert F. Shuford, Jr.	41,733	(11)	*
Ellen Clark Thacker	104,232	(12)	2.03%
Elizabeth S. Wash	5,297	(13)	*
Joseph R. Witt	15,072	(14)	*
Elizabeth T. Beale	2,652	(15)	*
Thomas Hotchkiss	2,763	(16)	*
Susan R. Ralston	4,781	(17)	*
All directors & executive officers as a group (19 persons)	830,029	(18)	16.18%

>5% Stockholders

James Reade Chisman	294,349	(9)(19)	5.74%
609 Washington Street
Hampton, Virginia 23669

Robert F. Shuford, Sr.	488,453	(9)(10)	9.52%
101 East Queen Street
P. O. Box 3391
Hampton, Virginia 23669

PL Capital Advisors, LLC	555,637	(20)	10.83%
750 Eleventh Street South, Suite 202
Naples, Florida 34102

FJ Capital Management, LLC	512,121	(21)	9.98%
1313 Dolley Madison Blvd., Ste 306
McLean, Virginia 22101

*Represents less than 1% of the Company's outstanding common stock.

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(2)
Includes 109 shares as to which Mr. Adams shares voting and investment power and 222 shares held by Mr. Adams's spouse, as to which Mr. Adams has no voting or investment power. Includes 500 restricted shares over which Mr. Adams does not have investment power until such shares vest. Mr. Adams has sole voting power with regard to these shares.

(3)
Includes 7,088 shares held by Mr. Evans' spouse, as to which Mr. Evans has no voting or investment power. Includes 500 restricted shares over which Mr. Evans does not have investment power until such shares vest. Mr. Evans has sole voting power with regard to these shares.

(4)
Includes 2,000 shares held by the Richard S. Glasser Family, LLC, as to which Mr. Glasser manages and has sole voting and investment power.  Includes 500 restricted shares over which Mr. Glasser does not have investment power until such shares vest. Mr. Glasser has sole voting power with regard to these shares.

(5)	Includes 500 restricted shares over which Dr. Greene does not have investment power until such shares vest. Dr. Greene has sole voting power with regard to these shares.

(6)
Includes 7,500 shares as to which Mr. Ishon shares voting and investment power, and 15,210 shares held by Mr. Ishon's spouse, as to which Mr. Ishon has no voting or investment power. Also includes 101 shares held by Hampton Stationery, for which Mr. Ishon is President and has shared voting and investment power. Includes 500 restricted shares over which Mr. Ishon does not have investment power until such shares vest. Mr. Ishon has sole voting power with regard to these shares.

(7)	Includes 500 restricted shares over which Mr. Keefe does not have investment power until such shares vest. Mr. Keefe has sole voting power with regard to these shares.

(8)	Includes 500 restricted shares over which Mr. Langley does not have investment power until such shares vest. Mr. Langley has sole voting power with regard to these shares.

(9)
In their capacities as directors of VuBay Foundation, Robert F. Shuford, Sr., James Reade Chisman, Eugene M. Jordan, II and one other director of VuBay Foundation, each share with the other three directors voting and investment power with respect to 189,552 shares held by VuBay Foundation.

(10)	Includes 500 restricted shares over which Mr. Shuford, Sr. does not have investment power until such shares vest. Mr. Shuford, Sr. has sole voting power with regard to these shares.

(11)
Includes 4,456 shares held by Mr. Shuford, Jr.'s spouse as custodian for their children under the Uniform Transfer to Minors Act and an additional 1,060 shares held by his spouse as to which Mr. Shuford, Jr. has no voting or investment power. Includes 5,078 restricted shares over which Mr. Shuford, Jr. does not have investment power until such shares vest. Mr. Shuford, Jr. has sole voting power with regard to these shares.

(12)
Includes 76,888 shares as to which Mrs. Thacker shares voting and investment power, and 831 shares held by her spouse as to which Mrs. Thacker has no voting or investment power. Includes 500 restricted shares over which Mrs. Thacker does not have investment power until such shares vest. Mrs. Thacker has sole voting power with regard to these shares.

(13)
Includes 1,881 shares as to which Mrs. Wash shares voting and investment power. Includes 500 restricted shares over which Mrs. Wash does not have investment power until such shares vest. Mrs. Wash has sole voting power with regard to these shares.

(14)	Includes 4,584 restricted shares over which Mr. Witt does not have investment power until such shares vest. Mr. Witt has sole voting power with regard to these shares.

(15)	Includes 2,402 restricted shares over which Mrs. Beale does not have investment power until such shares vest. Mrs. Beale has sole voting power with regard to these shares.

(16)	Includes 2,214 restricted shares over which Mr. Hotchkiss does not have investment power until such shares vest. Mr. Hotchkiss has sole voting power with regard to these shares.

(17)	Includes 2,129 restricted shares over which Mrs. Ralston does not have investment power until such shares vest. Mrs. Ralston has sole voting power with regard to these shares.

(18)
Includes shares held by Donald S. Buckless, including 3,030 restricted shares over which Mr. Buckless does not have investment power until such shares vest. Mr. Buckless has sole voting power with regard to these shares. Includes shares held by A. Eric Kauders, Jr. Also includes shares held by Eugene M Jordan, II, including 7,950 shares as to which Mr. Jordan, II shares voting and investment power; 200 shares held by Mr. Jordan, II's spouse, as to which Mr. Jordan, II has no voting or investment power; 2,326 shares held in a Trust for Mr. Jordan, II's spouse, as to which he has no voting or investment power; and 2,893 restricted shares over which Mr. Jordan, II does not have investment power until such shares vest but has sole voting power with regard to these shares.

(19)
Includes 20,500 shares held by Mr. Chisman’s spouse, as to which Mr. Chisman shares voting and investment power through a power of attorney and 17,468 shares held by Mountain Eagle Co., of which Mr. Chisman is President and has shared voting and investment power.

(20)
Based solely on information as of March 23, 2022 contained in Amendment No. 8 to Schedule 13D (Schedule 13D/A) filed with the SEC on March 25, 2022 by PL Capital Advisors, LLC, which serves as an investment manager or advisor to various investment partnerships, funds and managed accounts, and Richard J. Lashley and John W. Palmer, each of whom serves a as managing member of PL Capital Advisors, LLC. Based on information contained in the Schedule 13D/A, as of March 15, 2022, PL Capital Advisors, LLC, Richard J. Lashley and John W. Palmer each had shared voting and investment power with respect to 555,637 shares.

As noted above, the Company entered into a Settlement Agreement with PL Capital Group on March 16, 2016, which was subsequently amended on August 12, 2021. Among other things, the Settlement Agreement provides that, until its termination, the Company will nominate Mr. Keefe for election to the Board of Directors and solicit proxies for his election, and PL Capital Group and Mr. Keefe will (i) vote all their common stock of the Company in favor of each nominee and each proposal recommended by the Board of Directors and against each nominee and each proposal not recommended by the Board of Directors; and (ii) comply with the terms of customary standstill provisions.

(21)
Based solely on information as of December 31, 2020 contained in Amendment No. 5 to Schedule 13G (Schedule 13G/A) filed with the SEC on February 10, 2021 by FJ Capital Management, LLC. According to the Schedule 13G/A, FJ Capital Management, LLC has shared voting and investment power with respect to 512,121 shares, Financial Opportunity Fund, LLC has shared voting and investment power with respect to 308,627 shares, Financial Hybrid Opportunity Fund, LLC has shared voting and investment power with respect to 76,173 shares, Financial Hybrid Opportunity SPV I, LLC has shared voting and investment power with respect to 112,321 shares, and Martin Friedman has shared voting and investment power with respect to 512,121 shares.

(22)	All percentages are based on 5,129,793 shares of common stock outstanding, which includes shares that are outstanding but not presently entitled to vote.

According to information provided to the Company by the Trust Company, as of March 15, 2022, the Trust Company has shared voting power and no investment power with respect to 81,994 shares. The Trust Company has sole voting power and sole investment power with respect to 33,804 of shares of the Company’s common stock, but as a matter of state law, the Trust Company must refrain from voting such shares, and such shares will not be deemed to be outstanding and entitled to vote unless a co-fiduciary is appointed for the purpose of voting the shares. If any such co-fiduciary is appointed, the Trust Company would be deemed to share voting power with respect to the shares subject to the co-fiduciary appointment, and such shares would be deemed to be outstanding and entitled to vote. The Trust Company has voting or investment power with regard to 203,978 shares held by the Trust Company as trustee of various trust accounts, of which no one individual trust account beneficially owns more than 5% of the Company’s outstanding shares.

Limitations on Certain Short-term or Speculative Transactions in the Company’s Securities

The Board of Directors has adopted an Insider Trading Policy that applies to all Company directors and executive officers of the Company and helps ensure that these individuals bear the full risks and benefits of stock ownership. The Insider Trading Policy prohibits Company directors and executive officers from selling Company stock “short,” trading in Company stock in or through a margin account or otherwise engaging in speculative or short‐term trading of Company stock.

Corporate Governance and Board Leadership

The Board of Directors is the Company’s governing body, elected by the stockholders, and responsible for hiring, overseeing and evaluating Management, in an effort to fulfill the Company’s Strategic Plan, while balancing business risks. The Board has delegated various responsibilities and authority to different Board committees, which include the Executive Committee, Audit Committee, Directors Loan Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, Capital Management Committee, and Board Risk Committee.

Management is charged with the day to day operations of the Company and its affiliates, with direction from the Board of Directors, and in a manner consistent with the Company’s Strategic Plan and Code of Ethics. The Chief Executive Officer and Management are required to seek the advice and, at times the approval, of the Board with respect to extraordinary actions undertaken by the Company.

Since January 3, 2020, Mr. Shuford, Jr. has held the combined role of Chairman, President and CEO. The Board believes Mr. Shuford, Jr. is best suited to lead the Company’s execution of strategy considering his vast Company and industry knowledge. The Board believes that the combined role of Chairman, President and CEO promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. Mr. Shuford, Jr. also serves as Chairman of the Board, President and CEO of the Bank. Mr. Jordan, II serves as Chairman of the Trust Company Board. He served as President and CEO of the Trust Company until September 13, 2021, when Mr. Kauders was appointed to those roles. The Board believes that this leadership structure is currently the most effective for the Company.

In addition, Dr. Greene serves as Lead Independent Director of the Company. He is a liaison between the Chairman and the Independent Directors and has the authority to call meetings of the Independent Directors and preside over executive sessions to discuss various matters, including director elections. He participates in retaining consultants who report directly to the Board, assists the Board and Company officers in assuring compliance and implementation of governance principles, and advises the Independent Directors in fulfilling their roles. Dr. Greene’s professional background, experience and education make him instrumental in serving as Lead Independent Directors for the Board of Directors. The Board periodically reviews its leadership structure to determine if it is still the most appropriate for the Company.

Board Role in Oversight of Risk

The Board of Directors has responsibility for oversight of the Company’s risk. The Board of Directors manages risk through representative participation on the Company’s committees. Minutes and reports of committee meetings are reviewed by the Board. Policies for all major risk areas are approved annually by the Board. Independent review and monitoring functions within the Company report to respective committees addressing areas of financial, liquidity, operational (including cybersecurity), credit, fiduciary, and compliance risks. Committees with a major role in risk oversight are the Audit Committee, Directors Loan Committee, Compensation and Benefits Committee, Capital Management Committee and Board Risk Committee.

The Audit Committee, composed of independent directors, oversees the Company’s management of significant risks by reviewing the scope of work and reports from the Company’s independent registered public accounting firm, internal audit, the independent loan review firm and the regulatory management function. The Audit Committee also reviews the scope of and reports, from the independent loan review firm.

The Directors Loan Committee analyzes lending activities, significant credits, and evaluates credit risk.

The Compensation and Benefits Committee assesses the fairness of, and the risks associated with, the compensation and benefits structure.

The Capital Management Committee evaluates the risks associated with asset liability management and capital.

The Board Risk Committee oversees the management of the Company’s Enterprise Risk Management Program.

As circumstances warrant, the committees present reports to the Board of Directors regarding the respective committee’s analysis of the risks and steps the committee recommends that the Board and management take to address these risks.

Board Committees and Attendance

The Board of Directors is comprised of a majority of "independent directors," as defined by the listing standards of the NASDAQ Stock Market. Independent Directors do not receive consulting, legal or other fees from the Company other than Board and committee compensation. Although companies affiliated with certain of these directors provide goods and services to the Company, the Board of Directors has determined in accordance with the NASDAQ listing standards that these Independent Directors have no relationships with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The Independent Directors are Messrs. Adams, Evans, Glasser, Keefe, Langley, Dr. Greene, and Mmes. Golden, Thacker, and Wash. The Independent Directors during 2021 were Messrs. Adams, Chisman, Evans, Glasser, Keefe, Langley, Dr. Greene, Mrs. Thacker and Mrs. Wash.

The Board reviews each director’s independence status on an annual basis to ensure compliance with NASDAQ listing standards. In addition to reviewing the relationships and transactions disclosed under "Interest of Management in Certain Transactions" below, the Board also considered the relationships discussed below in determining each director's independence status.

The Board considered the relationship between the Company and the law firm of Glasser & Glasser, of which Mr. Glasser is a partner, which law firm received fees of approximately $3,000 for performance of legal services for one of the Company’s subsidiaries in 2021. The Board also considered the relationship of Mr. Glasser and Crown Center Associates LLC with the Company (discussed under “Interest of Management in Certain Transactions”). The Board has determined that these relationships do not interfere with Mr. Glasser’s ability to act in an independent manner.

During 2021, there were 12 meetings of the Board of Directors of the Company. Each director attended at least 75% of all meetings of the Board and committees on which he or she served.

The Independent Directors also met in regularly scheduled executive sessions in January, March, June, and December of 2021.

The Company has not adopted a formal policy on Board members’ attendance at its annual meetings of stockholders, although all Board members are invited and encouraged to attend and, historically, most have done so. All thirteen of the Board members attended the Company’s 2021 Annual Meeting.

The Board of Directors of the Company has, among others, standing Executive, Audit, Compensation and Benefits and Nominating and Corporate Governance Committees.

Executive Committee. Current members of the Executive Committee are Messrs. Shuford, Jr. (Chairman), Adams, Shuford, Sr., Glasser, Dr. Greene and Mrs. Thacker. The Executive Committee serves in an advisory capacity, reviewing matters and making recommendations to the Board of Directors. The Executive Committee met four times in 2021.

Audit Committee. Current members of the Audit Committee are Mrs. Thacker (Chairman), Messrs. Adams, Evans, Keefe, Langley, and Dr. Greene. The Board of Directors has determined that all of the members of the Audit Committee satisfy, and during 2021 satisfied, the independence and financial literacy requirements for audit committee members under the NASDAQ listing standards and applicable SEC regulations. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Board of Directors has also determined that Mr. Adams qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act of 2002.

The Audit Committee assists the Board in its financial reporting oversight duties, internal controls, audit function, whistleblower policy, and other matters relating to corporate governance. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. The Audit Committee reviews on a regular basis the work of the Company’s internal audit department, regulatory compliance monitoring, and loan review functions. It also reviews and approves the scope and detail of the continuous audit program, which is conducted by the internal audit staff to protect against improper and unsound practices and to furnish adequate protection for all assets and records. During 2021, the Audit Committee met nine times.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Audit Committee Charter is posted on the Company’s website of www.oldpoint.com under the “Community” link, then the “Investor Relations” link and then under the “Governance Documents” link.

Capital Management Committee. Current members of the Capital Management Committee are Messrs. Adams (Chairman), Glasser, Ishon, Langley, and Mrs. Wash. The Capital Management Committee assists the Board in the following areas: market, interest rate, liquidity and investment risk; capital management; asset management; and dividend and securities related matters. During 2021, the Capital Management Committee met six times.

Compensation and Benefits Committee. Current members of the Compensation and Benefits Committee are Messrs. Keefe (Chairman), Evans, Glasser, Dr. Greene, Mrs. Thacker, and Mrs. Wash. The Board of Directors has determined that the members of the Committee are, and during 2021 were, “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules). In addition, no Committee member is a current or former employee of the Company or any subsidiary or affiliate. While the Committee members are not required to have certain qualifications or special knowledge, they each have held or currently hold high-level management and employee supervisory positions in their respective fields that include duties relating to compensation of employees at multiple levels.

The Committee reviews and recommends compensation adjustments for all exempt employees (including senior management) and compensation arrangements for the Board of Directors. The Committee submits its recommendations to the full Board for final approval. The Committee met three times in 2021. The dates, meeting times and agenda items for committee meetings are set in accordance with the subject matter to be discussed and are determined by the Committee Chairman and the Human Resources Director. The Committee also administers the Old Point Financial Corporation 2016 Incentive Stock Plan (the Incentive Stock Plan).

The Compensation and Benefits Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Compensation and Benefits Committee Charter is posted on the Company’s website of www.oldpoint.com under the “Community” link, then the “Investor Relations” link and then under the “Governance Documents” link.

Nominating and Corporate Governance Committee. Current members of the Nominating and Corporate Governance Committee are Dr. Greene (Chairman), Messrs. Adams and Evans and Mrs. Thacker. The Board of Directors has determined that the members of the Committee are, and during 2021 were, “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules). The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Nominating and Corporate Governance Committee Charter is posted on the Company's website of www.oldpoint.com under the "Community" link, then the "Investors Relations" link and then under the "Governance Documents" link. During 2021, the Nominating and Corporate Governance Committee met three times.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	developing and recommending to the Board criteria for the selection of new directors and recommending to the Board nominees for election as directors and appointment to committees;
•
developing, recommending modifications to, and monitoring and enforcing compliance with our corporate governance practices, including our Board Code of Ethics and other policies and procedures, to the Board; and

•	advising the Board on corporate governance matters, including as appropriate obtaining updates on corporate governance developments from professional advisors.

A formal Board evaluation covering Board operations and performance is conducted annually by the Committee to enhance Board effectiveness. The full Board completes annual self-evaluations to assess the performance of the Board as a whole and, separately, the performance of each of its individual directors. Results are considered by the full Board. In addition, the following Board committees conduct annual self-evaluations to assess their performance: Audit, Compensation and Benefits, and Nominating and Corporate Governance.

The Committee annually reviews with the Board the experience, qualifications, attributes and/or skills required of directors. This review includes an assessment of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to actively participate in Board discussions and exemplify the highest standards of personal and professional integrity. In particular, the Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our businesses.

While the Company does not have a formal diversity policy for the selection of directors, as a matter of practice, the Committee considers diversity in the context of the Board as a whole and takes into account diversity, which may include personal characteristics (such as gender, ethnicity or age) and experience (such as industry, professional or public service) of current and prospective directors, when selecting new directors to facilitate Board deliberations that reflect a broad range of viewpoints. The Committee’s charter gives it responsibility to develop and recommend criteria for the selection of new directors to the Board, including but not limited to diversity, age, skills, experience, time availability and such other criteria as the Committee shall determine to be relevant at the time. In addition, the Committee seeks director candidates that will result in the Board of Directors consisting of a majority of “Independent Directors” at all times.

The Committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders. While there are no formal procedures for stockholders to submit director candidate recommendations, the Nominating and Corporate Governance Committee will consider candidates recommended in writing by stockholders entitled to vote in the election of directors. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate's qualifications to serve as a director. All such stockholder recommendations should be submitted to the attention of the Company's Secretary at the Company's principal office located at 101 East Queen Street, Hampton, Virginia 23669 and must be received by January 3, 2023 to be considered by the Committee for the next annual election of directors. Any director candidate recommended by a stockholder will be reviewed and considered by the Committee in the same manner as all other director candidates based on the qualifications described in this section. From time to time the Nominating and Corporate Governance Committee may also engage a third-party search firm to identify prospective Board members.

In addition to recommending to the full Board whether or not current directors should be nominated for re-election, the Nominating and Corporate Governance Committee also identifies new candidates in the event of a vacancy on the Board. The Committee identifies potential director candidates from a variety of sources, including management, consultants and other individuals likely to possess an understanding of the Company's business and knowledge of suitable candidates. The Committee evaluates the experience, qualifications, attributes and skills of candidates for membership to the Board of Directors. Following this evaluation process, candidates are recommended by the Committee for nomination by the full Board of Directors. The full Board then selects nominees to recommend to the Company's stockholders in the annual election process or appoints new directors to serve until the next annual election.

  Board Diversity

The Company believes that diversity, including with respect to personal characteristics (such as gender, ethnicity or age), experiences, backgrounds and perspectives, contributes to the Board’s ability to effectively carry out its responsibilities.  As discussed above, the Nominating and Governance Committee and the Board annually assess independence, diversity, age, skills, experience and industry backgrounds in evaluating the composition of the Board in the context of the Company’s needs.  The Board Diversity Matrix below reports self-identified diversity statistics of the Board in accordance with NASDAQ rules

Board Diversity Matrix (As of March 15, 2022)
Total Number of Directors	13
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	10	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	9	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

DIRECTOR COMPENSATION

The Compensation and Benefits Committee considers Board compensation on an annual basis in most years based on an informal survey of board compensation paid by peer financial institutions. The Committee also engages Pearl Meyer & Partners (Pearl Meyer) to conduct periodic comprehensive competitive market assessments of the Company’s non-employee director compensation program. During 2021, the fees paid in cash were for non-employee director attendance at Board meetings and committee meetings, and each non-employee director was paid an annual retainer fee. Non-employee directors of the Bank and Trust Company receive $1,000 and $400, respectively, for each Board meeting they attend. The non-employee directors on the Peninsula Regional Board and Southside Regional Board receive $150 for each Regional Board meeting they attend. The non-employee directors of the Bank and Trust Company receive $400 for each committee meeting they attend except for the Trust’s Investment Committee meetings for which members receive $250. Non-employee directors of the Bank and Trust Company receive an annual retainer fee of $12,000 and $4,000, respectively. The non-employee directors on the Peninsula Regional Board and the Southside Regional Board each receive an annual retainer fee of $1,000. In addition, the Chairman of the Audit Committee, the Chairman of the Compensation and Benefits Committee, and the Chairman of the Nominating and Corporate Governance Committee each receive an additional $5,000 annual retainer, the Lead Director of the Trust Company Board receives an additional $2,000 annual retainer, the Lead Director of the Bank Board receives an additional $10,000 annual retainer, the Chairman of the Directors Loan Committee receives an additional $4,000 annual retainer, and the Chairman of the Board Risk Committee and the Chairman of the Capital Management Committee each receive an additional $2,000 retainer. Non-employee directors are eligible to receive equity compensation awards under the Incentive Stock Plan. The Committee began awarding equity compensation to non-employee directors in 2018.  In 2021, each non-employee director received an award of 500 shares of restricted stock that vest in one year. The Company reimburses travel, lodging and meal expense for all directors living outside of Virginia to attend Board and Committee meetings. The Company also pays for all directors and their spouses to attend Board seminars. None of the directors received perquisites or other personal benefits in excess of $10,000 in 2021. Any recommendations for changes in Board compensation are generally made by the Compensation and Benefits Committee and presented to the full Board for approval.

The following table provides compensation information for the year ended December 31, 2021 for each non- employee member of the Company’s Board of Directors.

Director Compensation
Fiscal 2021
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Stephen C. Adams	$33,750	$11,175	$-	$-	$-	$262	$45,187
James Reade Chisman (4)	$7,800	$-	$-	$-	$-	$72	$7,872
Russell Smith Evans, Jr.	$40,550	$11,175	$-	$-	$-	$262	$51,987
Michael A. Glasser	$28,950	$11,175	$-	$-	$-	$262	$40,387
Dr. Arthur D. Greene	$55,350	$11,175	$-	$-	$-	$262	$66,787
John Cabot Ishon	$50,950	$11,175	$-	$-	$-	$262	$62,387
William F. Keefe	$33,400	$11,175	$-	$-	$-	$262	$44,837
Tom B. Langley	$40,800	$11,175	$-	$-	$-	$262	$52,237
Robert F. Shuford, Sr.	$35,950	$11,175	$-	$-	$-	$262	$47,387
Ellen Clark Thacker	$45,150	$11,175	$-	$-	$-	$262	$56,587
Elizabeth S. Wash	$43,200	$11,175	$-	$-	$-	$262	$54,637

(1)
Robert F. Shuford, Jr., and Joseph R. Witt are not included in this table because during 2021, they were employees of the Company and the Bank and did not separately receive compensation for their Board service. Their compensation is reported in the Summary Compensation Table on page 31.

(2)
These amounts reflect the grant date fair value of the restricted stock awards received under the Incentive Stock Plan on May 3, 2021 (calculated in accordance with ASC Topic 718 based on the closing price of the Company’s common stock on the grant date). As of December 31, 2021, each non-employee director had 500 shares of unvested restricted stock outstanding.

(3)	The amounts represent nonforfeitable dividends paid on unvested restricted stock awards pursuant to the Incentive Stock Plan.

(4)	James Reade Chisman served as a director through May 25, 2021.

Stockholder Communications with the Board of Directors

The Company provides an informal process for stockholders to send communications to the Board of Directors. Stockholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Old Point Financial Corporation, Board of Directors, c/o Corporate Secretary, P.O. Box 3392, Hampton, Virginia 23663 or gjordan@oldpoint.com. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Interest of Management in Certain Transactions

Some of the Company’s directors, executive officers, and members of their immediate families, and corporations, partnerships and other entities of which such persons are officers, directors, partners, trustees, executors or beneficiaries, are customers of the Bank. All loans and commitments to lend to such individuals were made in the ordinary course of business, upon substantially the same terms, including interest rates and collateral and repayment terms, as those prevailing at the time for comparable transactions with other unrelated persons and in the opinion of management did not involve more than normal risk of collectability or present other unfavorable features.  Pursuant to the Company’s written Insider Policy, all directors and executive officers (including named executive officers), who have specific business contracts with the Company or the Bank greater than $25,000 or aggregate business dealings with the Company or the Bank greater than $120,000 per calendar year are considered significant and must be submitted to the Board of Directors for approval. Directors and executive officers are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the proposed business is denied if the Board believes that the director’s or executive officer’s interest in such business could influence decisions relative to the Company’s business, or have the potential to adversely affect the Company’s business or the objective performance of the director’s function or executive officer’s work. The Board of Directors is responsible for overseeing compliance with the Insider Policy.

Mr. Glasser is a partner of the law firm of Glasser & Glasser, which received fees of approximately $3,000 for performance of legal services for one of the Company’s subsidiaries in 2021. Mr. Glasser is also a managing partner of CCA Managing Co. LLC, which is the managing partner of Crown Center Associates LLC (Crown Center Associates). The Bank has a lease with Crown Center Associates for one of its branches. The original lease was a ten-year lease signed August 16, 2000 (eight years prior to Mr. Glasser joining the Company Board) with two five-year renewal periods. Approximately 29% of Crown Center Associates is owned by Michael A. Glasser Family LLC. Richard S. Glasser is the late brother of Michael A. Glasser and his estate, of which Michael A. Glasser is the executor, is the 10% owner of Richard S. Glasser Family LLC, which owns 58% of Crown Center Associates. In 2020, the lease was renewed for an additional five-year term from December 1, 2020 to November 30, 2025. The aggregate amount due from the Bank to Crown Center Associates on the renewed lease is $457,000 from December 1, 2020 through its expiration date of November 30, 2025. Until January 2021, the dollar amount of Mr. Michael Glasser’s interest in the renewed lease when aggregated with the interests of these family businesses is approximately $159,000. After January 2021, Mr. Michael Glasser has no continuing financial interest in this transaction. Mr. Michael Glasser did not participate in the negotiation or approval of the renewal of the lease.

The relationships of Mr. Glasser with the Company and the lease disclosed above were approved by the Board of Directors pursuant to the Insider Policy.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program

The Compensation and Benefits Committee (for purposes of this discussion, the Committee) of the Board of Directors has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the Company’s executive management is fair and reasonable.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), Chief Strategy Officer (CSO), Chief Credit Officer (CCO), and Chief Operating Officer (COO) of the Company during 2021 are referred to as the named executive officers or NEOs. The Company’s senior management includes all of the NEOs.

General Philosophy

The Company compensates its senior management through a mix of base salary, bonus and equity compensation, designed to motivate, attract and retain executive talent, consistent with pay-for-performance principles, and to align management’s incentives with the long-term interests of stockholders, while limiting risk appropriately and maintaining the safety and soundness of the organization. The process of determining compensation consists of establishing targeted overall compensation for each senior manager and then allocating that compensation between base salary and incentive compensation, and equity compensation. At the officer level, the Committee designs the incentive compensation to reward company-wide performance. Beginning in 2015, the Committee made bonus awards contingent on achievement of a minimum budgeted net income goal in order to establish an incentive target opportunity for each participant under the Old Point Financial Corporation Incentive Compensation Plan (the Incentive Plan). After each participant’s incentive target opportunity is established, awards will be determined following the end of the plan year based on the performance of the Company and, for employees who are not NEOs, individual/team performance against established goals. Awards under the Incentive Plan for NEOs will be tied solely to Company performance. In 2016, stockholders approved the Incentive Stock Plan. Under the Incentive Stock Plan, the Committee has the ability to award equity compensation in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and performance units to key employees in its discretion. In 2021, restricted stock awards were granted to the Company’s senior management team as well as to non-employee directors. Generally, the types of compensation and benefits provided to the Company’s senior management are intended to be similar to those provided to other executive officers in comparable institutions in Virginia. The Committee believes it is important to have the most capable managers in place and that it would be a disservice if executives were not adequately rewarded for positive performance.

2021 Say on Pay Vote

In connection with the 2021 Annual Meeting, the Company asked its stockholders to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement. Although the advisory vote on executive compensation was non-binding, the Committee considered the outcome of this vote when making subsequent compensation decisions for the CEO and other executive officers. At the Company’s 2021 Annual Meeting held on May 25, 2021 approximately 83% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of the Company’s named executive officers, while approximately 17% voted against.  In light of stockholder support, the Company did not make any significant changes to the Company’s executive compensation practices in the remainder of 2021 or 2022.

Board Process

Compensation adjustments and monetary awards to executive officers are recommended by the Committee for approval by the full Board of Directors, which makes the final decisions. Officers of the Company or its subsidiaries who serve on the Company’s Board of Directors are not present during deliberations or voting with respect to their compensation.

Generally, on its own initiative, the Committee reviews the individual performance for the CEO, and following discussions with him, recommends his compensation level to the full Board of Directors (excluding the CEO). For the remaining NEOs, the CEO makes recommendations to the Committee that generally, with minor adjustments, are accepted by the Committee and presented to the full Board of Directors for approval annually during the month of March.

The Committee approves equity grants to the CEO based on the Committee’s evaluation of his performance and to other executive officers based on the recommendation of the CEO. Under the Incentive Stock Plan, equity-based awards and any related performance goals for NEOs will be determined by the Committee, which is composed entirely of “independent directors.”

The Committee, from time to time, engages Pearl Meyer to assist the Committee in assessing and revising the Company’s compensation for officers and directors. In years when it is engaged, Pearl Meyer conducts a comprehensive competitive market assessment of the Company’s executive and non-employee director compensation programs.

Pearl Meyer does not provide any consulting services to the Company other than in connection with executive and non-employee director compensation advice, and it maintains no other economic relationship with the Company. The Committee assessed the independence of Pearl Meyer pursuant to SEC and NASDAQ rules and concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

Targeted Overall Compensation

To assist in establishing the aggregate level of compensation that the Company would pay in 2021, the Committee utilized a 2017 peer group analysis prepared by Pearl Meyer of 21 Mid-Atlantic banks (Access National Corporation, Bank of South Carolina Corporation, Bank of the James Financial Group Inc., Carolina Trust BancShares, Inc., C&F Financial Corporation, Community Bankers Trust Corporation, Fauquier Bankshares Inc., First Community Corporation, First South Bancorp Inc., Glen Burnie Bancorp., Howard Bancorp Inc., HomeTown Bankshares Corporation, National Bankshares Inc., Peoples Bancorp of North Carolina Inc., Premier Financial Bancorp Inc., Southern First Bancshares Inc., Shore Bancshares Inc., Select Bancorp Inc., Southern National Bancorp of Virginia, Inc., The Community Financial Corporation and Village Bank and Trust Financial Corporation) with assets ranging from $375 million to $1.5 billion. The Company’s assets were $1.3 billion at December 31, 2021. Generally, targeted overall compensation correlates to what these financial institutions would offer individuals to fill executive management positions with similar skills and backgrounds to those the Company employs. Additionally, total compensation is established relative to the Company’s performance and internal/external peer comparisons.

For 2021, the CEO was assigned cash compensation of $421,000. This compensation level was considered in line with the related Bank CEO peer data and commensurate with his duties and responsibilities.

The Committee follows a similar process with respect to establishing targeted overall compensation for the other NEOs. While the Committee considers the peer compensation analysis, the responsibilities of the Company’s NEOs vary widely and the direct comparisons with the peer group do not always provide an appropriate direct comparison point.  Based upon the Committee’s review of the peer compensation analysis and review of Company and individual performance during 2020, the Committee set the 2021 overall targeted compensation for the other NEOs at levels that are in the mid-range for positions among the peer group with similar scope of responsibility and required skill level.

Allocation Among Components

Under the Company’s 2021 compensation structure, the approximate mix of base salary, target incentive compensation and equity compensation, was as follows:

	Base Salary	Incentive Compensation	Equity Compensation
Chief Executive Officer	75%	15%	10%
Other NEOs	75%	15%	10%

In allocating compensation among base salary, annual bonus compensation and equity compensation, the Committee believes that the compensation of senior-most levels of management should begin with a base level. Bonuses and equity compensation are generally awarded based on Company performance and are designed to encourage good behavior and best practices. Base salaries generally represent a large portion of the executive officers’ total cash compensation and are generally considered to be average relative to the Company’s peer financial institutions. Base salaries are also based on individual performance components.

The Committee believes that the top levels of management have the greatest ability to influence Company performance. Therefore, the Committee bases annual bonus compensation on Company performance. When the Company’s performance is above budgeted goals, the top levels of management are rewarded. Likewise when the Company’s performance does not meet budgeted expectations, the top levels of management receive a lower or no bonus.

Under the Incentive Stock Plan, the Committee has the ability to award equity compensation in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and performance units to key employees in its discretion. In 2021, restricted stock awards were made to certain members of senior management and non-employee directors.

Base Salaries

The Committee strives to provide executive management with a fair and reasonable level of assured cash compensation in the form of base salary given their professional status and accomplishments. The Company has a compensation structure with salary ranges for management including the CEO and other executive managers. These ranges are based on the peer compensation analysis discussed above. The last adjustments to the ranges were made in March 2016 in an effort to remain fair and reasonable within the Company’s marketplace. The structure is designed to recruit and retain qualified personnel and is reviewed on an annual basis by the Committee to determine if adjustments to the ranges are appropriate. For 2021, the base salary ranges used for setting salaries were $230,000 to $375,000 for the CEO and from $140,000 to $375,000 for the other NEOs.

Each March, the Committee recommends the base salary of the CEO within the established range to the Board of Directors. Within this range, the CEO’s base salary is determined using the peer compensation analysis in addition to the CEO’s individual and Company performance during the prior year. The base salary of the CEO as of April 1, 2021 was increased to $370,800 to align with current roles and responsibilities.

For the executive officers other than the CEO, each March the Committee recommends the executive’s base salary within the established range to the Board of Directors, based on the recommendation of the CEO. The base salaries of other officers including the other executive officers are determined using the peer compensation analysis in addition to the officer’s individual performance during the prior year and the Company’s performance during the prior year, based on the same performance objectives used for the CEO.

In 2021, the CFO’s salary was increased to $220,000, the CSO’s salary was increased to $335,000, the CCO’s salary was increased to $235,000, and the COO’s salary was increased to $230,000. These increases reflect a standard merit increase.

Pearl Meyer performed an updated competitive market assessment of the Company’s executive compensation and salary grade structure review for the Committee in 2022 that was reviewed by the Committee in March 2022.  The Committee is incorporating information from this review in 2022 executive compensation decisions, including incremental updates to certain NEO salaries and the Company’s overall salary grade structure.

Bonuses

The Company has in place an annual Incentive Plan that includes exempt employees that are officer level 2 and above, including all of the named executive officers. The Incentive Plan is designed to motivate and reward Participants for the achievement of fiscal year financial and non-financial objectives that directly contribute to the success of the Company. The Incentive Plan provides for the potential payment of annual cash bonus awards to designated exempt employees of the Company and its subsidiaries (Participants) based on the achievement of Company and, in the case of employees below officer level 5, individual and team performance goals established by the Committee or CEO, as appropriate, for each plan year.

Under the Incentive Plan, at the beginning of each plan year, the Committee, upon the recommendation of the CEO, will approve Participants for the year. The Committee or the CEO, as appropriate, will also establish target bonus amounts and performance goals and weighting for the determination of bonus awards for each Participant for the year. Following the end of each year, the Committee, upon the recommendation of the CEO, will review Company and where applicable, individual and team performance against the established goals and determine the cash bonus award earned by each Participant, if any. Bonuses earned under the Incentive Plan are paid in cash during the first quarter following the end of each plan year.

The target bonus amounts and performance goals and weightings for a plan year will not be the same for all Participants, but the primary Company performance goal under the Incentive Plan will be the Company’s budgeted amount for net income for the year.

To ensure dollars are available based on performance to fund the Incentive Plan, the Company must achieve a threshold (minimum) level of budgeted net income each year to formally fund the Incentive Plan. If the threshold level of budgeted net income is not achieved, the plan will not activate. However, the Committee has the ability to make discretionary awards to key performers if the plan does not activate. The Committee also has discretion to modify, increase or eliminate awards based on any positive or negative business factors.

Each year, a Participant will be eligible to earn a cash bonus award consisting of a target base bonus award that may be increased or decreased based on the Company’s net income for the plan year as well as Company and, in the case of employees below officer level 5, individual and team performance against other established goals. The target bonus amounts will be equal to a percentage of the Participant’s base salary actually earned during the plan year. The maximum is the amount received if all objectives are exceeded and reach the maximum level of performance allowed by the plan’s design.

In order to pay incentive awards at the target level, the Company must achieve its budgeted net income goal for the year. If net income does not reach that level, each Participant’s incentive target opportunity will be reduced in accordance with a matrix approved by the Committee for the year. If net income exceeds the target each Participant’s incentive target opportunity will be adjusted higher in accordance with the matrix. No adjustments are made based on performance in between performance levels in the matrix. Incentive target opportunities will not adjust upward until the next performance level is achieved.

Actual awards can range from 0% to 150% of the adjusted target depending on performance. Threshold (i.e., minimum acceptable) performance will pay out at 50% of target and achieving stretch/maximum (i.e., superior) performance can result in awards up to 150% of target. For example, if a Participant’s adjusted target incentive opportunity is 4.00%, the threshold payout opportunity would be 2.00% (4% * 50%) and the stretch/maximum payout opportunity would be 6% (4% *150%).

Incentive awards for officers in officer level 5 and 6, which includes all the NEOs, are tied to only Company performance and are not adjusted for individual performance.

The Incentive Plan also contains a clawback provision, providing that in the event the Company is required to prepare an accounting restatement due to error, omission or fraud, each executive officer may be required to reimburse the Company for part or the entire incentive award received.

For 2021, each of the Company’s NEOs was a Participant in the Incentive Plan. The target bonus amounts for each of the NEOs for 2021 was 15% of annual base salary earned.

For 2021, the budgeted net income goal was $8.1 million. The minimum level of net income required to fund the Incentive Plan for 2021 was 80% of budgeted net income goal, which would result in an adjusted threshold payout opportunity of 12.0% of annual base salary. In order to payout incentives at target, the Company would need to achieve its budgeted net income goal. In order to payout incentives at the maximum level at least 120% of the budgeted net income goal must be achieved, which would result in an adjusted maximum payout opportunity of 18.0% of annual base salary earned for 2021. The Company’s net income for 2021 was $8.4 million which was above the 80% minimum level of net income required to fund the Incentive Plan for 2021.

The 2021 target bonuses and performance goals for the Company’s NEOs were based on achieving the budget goals for the following performance measures:

•	Return on Average Assets	(weighting 50%)
•	Efficiency Ratio	(weighting 25%)
•	Pre-Provision Net Revenue to Average Assets	(weighting 25%)

The target goal, the actual outcome and the achievement level for each of these performance measures for 2021 were as follows:

Performance Measurement	Goal	Actual	Achievement Level

Return on Average Assets	0.66%	0.66%	Target

Efficiency Ratio	79.19%	80.38%	Threshold

Pre-Provision Net Revenue to Average Assets	0.93%	0.82%	Threshold

As noted above, under the Incentive Plan, the Committee has the ability to make discretionary awards to key performers if the Plan does not activate. No such discretion was exercised for the 2021 Incentive Plan payouts, as the Company’s net income was sufficient to fund the Incentive Plan for 2021.

Long Term Incentive Compensation

On May 24, 2016, the Company’s stockholders approved the Incentive Stock Plan. The Incentive Stock Plan permits the issuance of up to 300,000 shares of common stock for awards to key employees and non-employee directors of the Company and its subsidiaries in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and performance units. With respect to executive compensation, the purpose of the Incentive Stock Plan is to promote the success of the Company by providing greater incentive to key employees to associate their personal interests with the long-term financial success of the Company and its subsidiaries and with growth in stockholder value, consistent with the Company’s risk management practices. The Incentive Stock Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees and non-employee directors. In 2021, time-based restricted stock awards were granted to the Company’s senior management team and non-employee directors, consistent with the type of awards offered by our peer bank group.

Employment and Severance Agreements

Messrs. Shuford, Jr. and Witt
On February 22, 2018, the Company and the Bank entered into employment agreements with Mr. Shuford, Jr. and Mr. Witt (the Agreements). The Agreements were effective as of February 22, 2018 (the Effective Date), and the terms of the Agreements are substantially similar to each other, except as described below.

The Agreements provide for an initial 3-year term for Messrs. Shuford, Jr. and an initial 2-year term for Mr. Witt, each beginning on the Effective Date, unless earlier terminated under the provisions of the Agreements. The Agreements will automatically renew for 3-year terms for Mr. Shuford, Jr. and for 2-year terms for Mr. Witt, beginning on the first anniversary of the Effective Date, unless the Agreements expire or are previously terminated or the Bank or the NEO gives written notice of non-renewal at least 60 days prior to the renewal date.

Under the Agreements, Mr. Shuford, Jr.’s annual base salary is at least $330,000; and Mr. Witt’s annual base salary is at least $297,030, subject to periodic review by the Company’s Board (or its designee). Each NEO is eligible to participate in the Incentive Plan, or any successor plan applicable to executives, and to receive equity-based or other awards granted under any equity plan established by the Company, in accordance with the terms of such plans, and as the Compensation and Benefits Committee may determine in the case of equity plan awards. In addition to any clawback provisions included in any cash or equity incentive plan or individual award agreement, the Agreements provide for the clawback of incentive compensation received from the Employer, including both equity and cash compensation, to the extent of any determined excess payment, in the event the Company is required to prepare a restatement of its financial results to correct an error that is material to previously issued financial statements and the result of which is that such incentive compensation paid would have been a lower amount had it been calculated based on such restated results or to the extent otherwise required by federal or state law or applicable regulation or stock exchange requirement.

Under the Agreements, each NEO is also eligible to participate in any benefit plans offered by the Employer to senior executives, including, without limitation, group medical insurance and a deferred compensation plan. The Bank pays each NEO’s monthly social dues for any approved country club.

Under the Agreements, each NEO’s employment may be terminated by the Employer with or without Cause (as defined in the Agreements), or the NEO may resign for or other than for Good Reason (as defined in the Agreements). If the NEO’s employment is terminated without Cause or the NEO resigns for Good Reason, the NEO will be entitled to receive any unpaid base salary through the date of termination; any annual incentive compensation earned during the calendar year preceding the calendar year of termination but not yet paid; and any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs (collectively, the Accrued Obligations) and certain other severance benefits as described below.

The Agreement with Mr. Shuford, Jr. provides that he will be entitled to severance equal to 24 months of his base salary in effect at the time of termination plus 2 times the average of his annual bonuses payable for the 2 calendar years preceding the calendar year in which the termination occurs, in each case paid in equal installments over 24 months, and a lump sum payment equal to 24 times the monthly rate of the Bank’s subsidy for coverage of medical, dental and vision benefits in effect on the date of termination. The Agreement with Mr. Witt provides that he will be entitled to severance equal to 18 months of his base salary in effect at the time of termination, plus 1.5 times the average of his annual bonuses payable for the 2 calendar years preceding the calendar year in which the termination occurs, in each case paid in equal installments over 18 months, and a lump sum payment equal to 18 times the monthly rate of the Bank’s subsidy for coverage of medical, dental and vision benefits in effect on the date of termination.

Each NEO will be entitled the Accrued Obligations and certain other severance benefits as described below, in the event the NEO’s employment is terminated without Cause or the NEO resigns for Good Reason within 2 years after a Change of Control (as defined in the Agreements). The Agreement with Mr. Shuford, Jr. provides that he will be entitled to an amount equal to 2.99 times his base salary in effect at the time of termination plus 2.99 times the average bonus payable for the 5 calendar years preceding the calendar year in which the termination occurs (beginning with 2018), in each case paid in equal installments over 24 months, and a lump sum payment equal to 24 times the monthly rate of the Company’s subsidy for coverage of medical, dental and vision benefits in effect on the date of termination. The Agreement with Mr. Witt provides that he will be entitled to an amount equal to 2 times his base salary in effect at the time of termination plus 2 times the average bonus payable for the 5 calendar years preceding the calendar year in which the termination occurs (beginning with 2018), in each case paid in equal installments over 24 months, and a lump sum payment equal to 18 times the monthly rate of the Bank’s subsidy for coverage of medical, dental and vision benefits in effect on the date of termination. The Agreements provide that, in the event of a Change of Control, any severance payments or benefits to be paid pursuant to the Agreements will be limited (or cutback) to one dollar less than the maximum amount deductible under Section 280G of the Internal Revenue Code (the Code), if such a reduction would cause the NEO to receive more after-tax compensation than without the reduction.

If the NEO employment terminates due to death, the Agreements provide that the NEO’s spouse or the NEO’s estate shall receive payment of the Accrued Obligations. If the NEO’s employment terminates due to Incapacity (as defined in the Agreements) of the NEO, the Employer shall have no obligation to the NEO other than payment of the Accrued Obligations. If the NEO’s employment terminates for Cause or if the NEO terminates employment other than Good Reason (before or after a Change of Control), the NEO will be entitled to any unpaid base salary through the date of termination and payment of any vested and irrevocable benefits (excluding incentive compensation) due and owing pursuant to the terms of any plans, policies or programs.

The Agreements also include the following covenants that apply to the NEO following the cessation of the NEO’s employment for any reason, including nonrenewal of the Agreements: (i) a confidentiality covenant that applies for 5 years following the cessation of the NEO’s employment; (ii) a non-solicitation covenant that applies for 24 months following the cessation of employment for Mr. Shuford, Jr. and for 18 months following cessation of employment for Mr. Witt; (iii) a non-piracy covenant that applies for 24 months following the cessation of employment for Mr. Shuford, Jr. and for 18 months following cessation of employment for Mr. Witt; and (iv) a non-competition covenant that applies for 24 months following the cessation of employment for Mr. Shuford, Jr. and for 18 months following cessation of employment for Mr. Witt. Except for the Accrued Obligations, payment of all of the severance payments and benefits discussed above (other than termination due to death or Incapacity) is contingent on the NEO’s signing and not revoking a release and on the NEO’s compliance with these restrictive covenants.

In certain cases, some or all of the severance payments and benefits provided on termination of the NEO’s employment may be delayed for 6 months following termination to comply with the requirements of Section 409A of the Code. Any payment required to be delayed would be paid at the end of the 6-month period in a lump sum, with any payments due after the 6-month period being paid at the normal payment date provided for under the Agreements. In the case of benefits that are delayed, the NEO would pay the cost of benefits coverage during the 6-month delay period and then be reimbursed by the Employer at the end of the 6-month period.

Mrs. Beale, Mr. Hotchkiss, and Mrs. Ralston
On October 30, 2019, the Bank entered into change of control severance agreements with Mrs. Beale and Mr. Hotchkiss, and on December 31, 2019, the Bank entered into a change of control severance agreement with Mrs. Ralston (the Severance Agreements). The Severance Agreements were effective as of September 17, 2019 for Mrs. Beale and Mr. Hotchkiss and as of December 10, 2019 for Mrs. Ralston (the Effective Date), and the terms of the Severance Agreements are substantially similar to each other, except as described below.

The Severance Agreements provide certain payments and benefits in the event of a termination of Mrs. Beale’s, Mr. Hotchkiss’s, or Mrs. Ralston’s employment by the Bank without cause (as defined in the Severance Agreement) (other than due to death or incapacity, as defined in the Severance Agreements) or by Mrs. Beale, Mr. Hotchkiss, or Mrs. Ralston for good reason (as defined in the Severance Agreements) within the two-year period following a change of control (as defined in the Severance Agreements). In such event, each would be entitled to (i) any unpaid base salary through the date of termination; (ii) any annual incentive compensation earned during the calendar year preceding the calendar year of termination, but not yet paid; and (iii) any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (collectively, the Severance Accrued Obligations) and certain other payments and benefits as described below.  In addition to the Severance Accrued Obligations, Mrs. Beale would be entitled to receive (i) an amount equal to 1.5 times her base salary as in effect at the time of termination, payable in equal installments over a 12-month period; (ii) an amount equal to 1.5 times the average annual bonus payable for the five years preceding the calendar year in which the termination occurs (or the average for the number of years the Severance Agreement had been in effect if less than five years), payable in equal installments over a 12-month period; and (iii) a lump sum amount equal to the product of 18 times the monthly rate of the Bank’s subsidy for coverage in its medical, dental and vision plans for active employees. Mr. Hotchkiss and Mrs. Ralston would be entitled to receive (i) an amount equal to his/her base salary as in effect at the time of termination, payable in equal installments over a 12-month period; (ii) an amount equal to the average annual bonus payable for the five years preceding the calendar year in which the termination occurs (or the average for the number of years the Severance Agreement had been in effect if less than five years), payable in equal installments over a 12-month period; and (iii) a lump sum amount equal to the product of 12 times the monthly rate of the Bank’s subsidy for coverage in its medical, dental and vision plans for active employees. The Severance Agreement provides that, in the event of a change of control, any severance payments or benefits to be paid pursuant to the Severance Agreement will be limited (or cutback) to one dollar less than the maximum amount deductible under Section 280G of the IRC, if such a reduction would cause Mrs. Beale, Mr. Hotchkiss, or Mrs. Ralston to receive more after-tax compensation than without the reduction.

The Severance Agreements also include the following covenants that would apply to Mrs. Beale, Mr. Hotchkiss, or Mrs. Ralston following the termination of employment for any reason: (i) a confidentiality covenant that applies for five years following the termination of employment; and (ii) non-solicitation, non-piracy and non-competition covenants that each apply for 12 months following the termination of employment. Except for the Severance Accrued Obligations, payment to Mrs. Beale, Mr. Hotchkiss, or Mrs. Ralston of all of the payments and benefits discussed above is contingent on her/his signing and not revoking a release and on her/his compliance with the restrictive covenants.

In certain cases, some or all of the payments and benefits provided on termination of employment may be delayed for six months following termination to comply with the requirements of Section 409A of the IRC.

Perquisites and Other Compensation

None of the NEOs received perquisites or other personal benefits in excess of $10,000 in 2021. These benefits, such as social club dues, would be detailed in the table entitled “All Other Compensation” if perquisites or other personal benefits in excess of $10,000 had been received.

The Committee reviews any perquisites that the CEO and the other NEOs may receive on an annual basis. In general, the Company does not provide its executives with many of the types of perquisites that other companies offer their executives, such as personal use of a company vehicle or vehicle allowances. Exceptions are made when an NEO has responsibilities, such as sales and customer relationship management that require certain allowances to be paid. In addition to the base salary and incentive compensation described above, the Company provides its NEOs with the same benefit package available to all of its salaried employees. This package includes:

•	Medical and dental insurance (portion of costs);
•	Medical/dependent care reimbursement plan;
•	Health Savings Plan;
•	Life insurance;
•	Short and long-term disability insurance;
•	Participation in the Old Point Financial Corporation Employee Stock Purchase Plan (the ESPP) through which employees can purchase shares of the Company’s common stock at a discount; and
•	Participation in the Company’s 401(k) plan, including the Company match.

The Company also offers post-retirement life insurance benefits to certain members of senior management in the form of a split dollar plan and a Management Section 162 Life Insurance Plan (162 Plan). For the split dollar plan, the Company owns the policy and cash values provide an annual return to the Company while providing a term insurance benefit to the individual employee, utilizing bank owned life insurance (BOLI) with a portion of the death benefit endorsed to the insured officer through a split dollar agreement. The amount endorsed under the BOLI equaled 300% of the current base salary, with the amount to increase 4% each year through termination or retirement. If the officer remains in the Company’s employment through retirement, and has not elected to participate in the 162 Plan discussed below, the officer would receive a post-retirement benefit equal to 50% of the pre-retirement benefit.

Due to the accounting rules issued by The Emerging Issues Task Force of the Financial Accounting Standards Board, the economics of BOLI have changed for the Company. Beginning in 2008, in lieu of BOLI, the NEOs that are fully vested in the split dollar plan are eligible to participate in the 162 Plan which offers key executives permanent life insurance protection which they own and maintain from inception of the policy. For any NEO electing to participate in the 162 Plan, the Company pays annual premiums until the individual reaches retirement age. The Company also grosses up the NEO’s income with respect to taxes owed in connection with the 162 Plan premiums. During the period leading up to retirement age, the BOLI benefit to the NEO decreases in the same proportion that the 162 Plan benefit increases. As of the end of 2021, certain members of senior management, including some of the NEOs, took advantage of one or both of these benefits.

Relocation Benefits

The Company does not have a policy providing relocation benefits.

Stock Ownership Guidelines

Although the Committee believes that significant levels of stock ownership will assist in retaining qualified and motivated executive officers, the Committee has not established stock ownership guidelines for any of its officers.

The following table summarizes the total compensation for the years ended December 31, 2021, December 31, 2020, and December 31, 2019 of the Company’s CEO, CFO, each of the Company’s other three most highly compensated executive officers.
Summary Compensation Table
Fiscal 2021, 2020 & 2019

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Robert F. Shuford, Jr. CEO	2021	$367,892	--	$37,080	$45,052	$52,481	$502,505
	2020	$357,577	$50,000	$28,350	--	$51,840	$487,767
	2019	$348,012	--	$35,100	$45,000	$51,039	$479,151
Joseph R. Witt CSO	2021	$332,308	--	$33,500	$40,703	$59,223	$465,734
	2020	$321,462	$41,000	$26,594	--	$58,647	$447,703
	2019	$313,969	--	$31,653	$45,000	$12,262	$402,884
Elizabeth T. Beale CFO	2021	$217,308	--	$22,000	$26,730	$9,068	$275,106
	2020	$210,000	$27,200	$16,538	--	$8,424	$262,162
	2019	$172,079	--	$7,978	$30,418	$7,015	$217,490
Thomas Hotchkiss (4) CCO	2021	$234,327	--	$23,500	$28,553	$10,354	$296,734
	2020	$230,481	$29,900	$18,317	--	$9,996	$288,694
Susan R. Ralston (4) COO	2021	$227,308	--	$23,000	$27,945	$9,680	$287,933

(1)	The amounts in this column reflect the bonus amounts paid under the discretionary awards to key performers because the Incentive Plan did not activate in 2020.

(2)
These amounts reflect the grant date fair values of the restricted stock awards received under the Incentive Stock Plan on March 20, 2019, April 1, 2020, and May 3, 2021 (calculated in accordance with ASC Topic 718 and based on the closing price of the Company’s common stock on the grant date).

(3)	Amounts for 2021 shown in the “All Other Compensation” column are detailed in the table below.

(4)	Mr. Hotchkiss was not an NEO for 2019. Mrs. Ralston was not an NEO for 2020 or 2019.

All Other Compensation
Fiscal 2021

Name	Perquisites and Other Personal Benefits (1)	Tax Gross-Ups and Reimburse- ments (2)	Dividends paid on Stock/Option Awards (3)	Discounted Securities Purchases	Payments/ Accrual on Termination Plans	Company Contributions to Defined Contribution Plans (4)	Company Paid Life Insurance Premiums (5)	Other
Robert F. Shuford, Jr.	--	$13,144	$2,419	--	--	$11,400	$25,518	--
Joseph R. Witt	--	$15,516	$2,184	--	--	$11,400	$30,123	--
Elizabeth T. Beale	--	--	$1,083	--	--	$7,985	--	--
Thomas Hotchkiss	--	--	$981	--	--	$9,373	--	--
Susan R. Ralston	--	--	$941	--	--	$8,739	--	--

(1)	None of the NEOs received perquisites or other personal benefits in excess of $10,000 in 2021.

(2)	The amounts in this column reflect the tax gross-ups for the premiums paid for the 162 Plan for Messrs. Shuford, Jr. and Witt.

(3)	The amounts represent nonforfeitable dividends paid on unvested restricted stock awards pursuant to the Incentive Stock Plan.

(4)	The amounts in this column reflect the Company’s match of 401(k) plan contributions.

(5)	The amounts in this column reflect the amounts paid in premiums for the 162 Plan. No amounts are included with respect to BOLI because the Company had no incremental cost attributable to BOLI in 2021.

Grants of Plan-Based Awards

The following table summarizes certain information with respect to equity grants made in 2021 and the bonus opportunity granted under the Company’s Incentive Plan, reflecting the amounts that could have been earned under the Incentive Plan for 2021.

Grants of Plan-Based Awards
Fiscal 2021

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	(#) Threshold	(#) Target	(#) Maximum
Robert F. Shuford, Jr.	5/3/2021	--	--	--	--	--	--	1,659	--	--	$37,080
	--	$10,800	$54,000	$97,200	--	--	--	--	--	--	--
Joseph R. Witt	5/3/2021	--	--	--	--	--	--	1,499	--	--	$33,500
	--	$9,750	$48,750	$87,750	--	--	--	--	--	--	--
Elizabeth T. Beale	5/3/2021	--	--	--	--	--	--	984	--	--	$22,000
	--	$6,300	$31,500	$56,700	--	--	--	--	--	--	--
Thomas Hotchkiss	5/3/2021	--	--	--	--	--	--	1,051	--	--	$23,500
	--	$6,975	$34,875	$62,775	--	--	--	--	--	--	--
Susan R. Ralston	5/3/2021	--	--	--	--	--	--	1,029	--	--	$23,000
	--	$6,600	$33,000	$59,400	--	--	--	--	--	--	--

(1)
Under the Incentive Plan, to ensure dollars are available based on performance to fund the plan, the Company must achieve a minimum level of budgeted net income to formally fund the Incentive Plan. The amounts in the threshold column reflect the estimated threshold amounts payable under the Incentive Plan for 2021 if the threshold level of budgeted net income is reached. The amounts in the target column reflect the estimated target amounts payable under the Incentive Plan for 2021 if the target level of budgeted net income is reached. The amounts in the maximum column reflect the estimated maximum amounts payable under the Incentive Plan for 2021 if the maximum level or higher of budgeted net income is reached. Incentive Plan payout opportunities for the NEOs ranged from 0% to 18.0% of the NEO’s annual base salary earned for 2021. Actual amounts paid under the Incentive Plan for performance are generally reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The threshold, target and maximum amounts noted above for the Incentive Plan are estimates based on salary amounts at the time the target bonus award percentage and performance goals were determined in 2021, although the amounts ultimately paid under the plan would be based on salaries actually earned for 2021.

(2)
These amounts reflect the grant date fair values of the restricted stock awards received under the Incentive Stock Plan on May 3, 2021 (calculated in accordance with ASC Topic 718 and based on the closing price of the Company’s common stock on the grant date).

Outstanding Equity Awards

The following table includes certain information with respect to all unvested restricted stock held by the NEOs at December 31, 2021. None of the NEOs held any unexercised options at December 31, 2021.
Outstanding Equity Awards
at 2021 Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Robert F. Shuford, Jr.	3/20/2019 (3)	--	--	--	--	--	1,619	$37,836	--	--
	4/1/2020 (4)	--	--	--	--	--	1,800	$42,066	--	--
	5/3/2021 (5)	--	--	--	--	--	1,659	$38,771	--	--
Joseph R. Witt	3/20/2019 (3)	--	--	--	--	--	1,460	$34,120	--	--
	4/1/2020 (4)	--	--	--	--	--	1,625	$37,976	--	--
	5/3/2021 (5)	--	--	--	--	--	1,499	$35,032	--	--
Elizabeth T. Beale	3/20/2019 (3)	--	--	--	--	--	368	$8,600	--	--
	4/1/2020 (4)	--	--	--	--	--	1,050	$24,539	--	--
	5/3/2021 (5)	--	--	--	--	--	984	$22,996	--	--
Thomas Hotchkiss	4/1/2020 (4)	--	--	--	--	--	1,163	$27,179	--	--
	5/3/2021 (5)	--	--	--	--	--	1,051	$24,562	--	--
Susan R. Ralston	4/1/2020 (4)	--	--	--	--	--	1,100	$25,707	--	--
	5/3/2021 (5)	--	--	--	--	--	1,029	$24,048	--	--

(1)	These shares were granted under the Company’s Incentive Stock Plan.

(2)	This amount represents the fair market value of the restricted stock as of December 31, 2021. The closing price of the Company’s common stock was $23.37 on that date.

(3)	Reflects time-based restricted stock granted, 100% of which vested on March 20, 2022.

(4)	Reflects time-based restricted stock granted, 100% of which vests on April 1, 2023.

(5)	Reflect time-based restricted stock granted 100% of which vests on May 3, 2024.

Options Exercised and Stock Vested

 The following table includes information regarding restricted stock held by our NEOs that vested during 2021.

2021 Option Exercises and Stock Vested (1)

Name	Number Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($) (2)
Robert F. Shuford, Jr.	660	$14,870
Joseph R. Witt	596	$13,428
Elizabeth T. Beale	--	--
Thomas Hotchkiss	--	--
Susan R. Ralston	--	--

(1)	None of the NEOs exercised any stock options during 2021.

(2)
Value realized is the number of shares that vested multiplied by the closing stock price of the Company’s common stock on the date of vesting.  For purposes of this table, where a vesting date was a non-business day, the Company’s common stock closing stock price on the business day prior to the vesting was used.

(3)	Represents the total number of restricted shares that vested during 2021.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains summary information as of December 31, 2021 with respect to the Incentive Stock Plan and the ESPP.

Equity Compensation Plan Information

Plan Category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (exluding securities reflected in column (a))
Equity compensation plans approved by security holders:	--	--	--
2016 Incentive Stock Plan (1)	--	--	238,686
Exmployee Stock Purchase Plan (2)	--	--	227,543
Equity compensation plans not approved by security holders	--	--	--
Total	--	--	466,229

(1) Shares available to be granted under the Incentive Stock Plan as of December 31, 2021, in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and performance units.

(2) Shares under the ESPP have no exercise price. Includes shares subject to purchase during the offering period that included December 31, 2021.

The Company no longer has a defined benefit pension plan.

Nonqualified Deferred Compensation

The Company does not offer any nonqualified deferred compensation.

Potential Payments upon Termination or Change of Control

The following table shows the estimated payments to or benefits to be received by each of the NEOs upon the following termination events or upon a change of control of the Company, in each case assuming that the termination event or the change of control occurred on December 31, 2021, and assuming a stock price of $23.37, which was the closing stock price of the Company’s common stock on December 31, 2021. The following table shows only amounts that are increased, accelerated or otherwise paid or payable as a result of the applicable termination or change of control event and, as a result, excludes amounts accrued through December 31, 2021, such as accrued but unpaid salary, already vested equity awards and vested account balances under the Company’s 401(k) Plan, which payments would not have increased or accelerated due to the termination or change of control. The table also excludes any amounts that are available generally to all salaried employees and in a manner that does not discriminate in favor of our NEOs. The amounts reflected in the following table are estimates, as the actual amounts to be paid to or received by an NEO can only be determined at the time of termination or change of control.

Payments and Benefits (1)	Death, Termination Due to Incapacity, and Retirement	Termination Without Cause or for Good Reason Not in Connection with Change of Control	Termination Without Cause or for Good Reason within 2 Years after a Change of Control (2)(3)
Robert F. Shuford, Jr.
Severance (7)	--	$836,652	$1,225,078
Incentive Plan (4)	$45,052	--	--
Restricted Stock (5)	$118,673	--	$118,673
Post-Retirement Life Insurance (6)	$720,465	--	--
Health & Welfare Benefits (7) (8)	--	$29,832	$29,832
Total	$884,190	$866,484	$1,373,583
Joseph R. Witt
Severance (7)	--	$563,777	$740,415
Incentive Plan (4)	$40,703	--	--
Restricted Stock (5)	$107,128	--	$107,128
Post-Retirement Life Insurance (6)	$577,606	--	--
Health & Welfare Benefits (7) (8)	--	$18,384	$18,384
Total	$725,437	$582,161	$865,927
Elizabeth T. Beale
Severance (7)	--	--	$372,174
Incentive Plan (4)	$26,730	--	--
Restricted Stock (5)	$56,135	--	$56,135
Post-Retirement Life Insurance	--	--	--
Health & Welfare Benefits (7) (8)	--	--	$21,816
Total	$82,865	--	$450,125
Thomas Hotchkiss
Severance (7)	--	--	$267,195
Incentive Plan (4)	$28,553	--	--
Restricted Stock (5)	$51,741	--	$51,741
Post-Retirement Life Insurance	--	--	--
Health & Welfare Benefits (7) (8)	--	--	$11,112
Total	$80,294	--	$330,048
Susan R. Ralston
Severance (7)	--	--	$251,410
Incentive Plan (4)	$27,945	--	--
Restricted Stock (5)	$49,755	--	$49,755
Post-Retirement Life Insurance	--	--	--
Health & Welfare Benefits (7) (8)	--	--	$6,168
Total	$77,700	--	$307,333

(1)
Under his employment agreement, if Mr. Shuford, Jr. resigns for good reason or his employment is terminated without cause not in connection with a change of control, he will be entitled to receive a severance payment payable in equal installments over 24 months equal to the sum of (i) 24 months of his annual base salary at the time of termination and (ii) two times the average of the annual bonuses paid for the two calendar years prior to the year of termination. Under his employment agreement, if Mr. Witt resigns for good reason or his employment is terminated without cause not in connection with a change of control, he will be entitled to receive a severance payment payable in equal installments over 18 months equal to the sum of (i) 18 months of his annual base salary at the time of termination and (ii) 1.5 times the average of the annual bonuses paid for the two calendar years prior to the year of termination.

(2)
Under his employment agreement, if Mr. Shuford, Jr. resigns for good reason or his employment is terminated without cause within two years after a change of control, he will be entitled to receive a severance payment payable in equal installments over 24 months equal to 2.99 times his annual base salary at the time of termination and average bonus payable for the 5 calendar years preceding the calendar year in which the termination occurs (beginning with 2018). Under his employment agreement, if Mr. Witt resigns for good reason or his employment is terminated without cause within two years after a change of control, he will be entitled to receive a severance payment payable in equal installments over 24 months equal to two times his annual base salary at the time of termination and average bonus payable for the 5 calendar years preceding the calendar year in which the termination occurs (beginning with 2018).  Under her change of control severance agreement, if Mrs. Beale resigns for good reason or her employment is terminated without cause within two years after a change of control, she will be entitled to receive a severance payment payable in equal installments over 12 months equal to 1.5 times her annual base salary at the time of termination and average bonus payable for the 5 calendar years preceding the calendar year in which the termination occurs (beginning with 2019). Under their change of control severance agreements, if Mr. Hotchkiss or Mrs. Ralston resigns for good reason or his/her employment is terminated without cause within two years after a change of control, he/she will be entitled to receive a severance payment payable in equal installments over 12 months equal to his/her annual base salary at the time of termination and average bonus payable for the 5 calendar years preceding the calendar year in which the termination occurs (beginning with 2019).

(3)
Messrs. Shuford, Jr. and Witt’s employment agreements and Mrs. Beale, Mr. Hotchkiss, and Mrs. Ralston’s change of control severance agreements provide that in the event of a change of control, any severance payments or benefits to be paid pursuant to the agreements will be limited (or cutback) to one dollar less than the maximum amount deductible under Section 280G of the Internal Revenue Code, if such a reduction would cause him or her to receive more after-tax compensation than without a reduction. The amounts shown in this column do not reflect any reductions that might be made pursuant to these provisions.

(4)
In the event of termination due to death, disability or (when approved by the Committee) retirement prior to the payment of the bonus amount, the Company’s Incentive Plan provides that the participant would receive a prorated bonus amount based on the period of service prior to the termination, which in the case of a December 31, 2021 termination would equal the full bonus award earned under the Incentive Plan for 2021   performance.

(5)
Restricted shares granted to the NEOs become fully vested upon (a) a change of control or (b) termination of the NEO’s employment due to disability, death, or retirement (as defined in the restricted stock award agreement and with the consent of the Committee). Upon involuntary termination of the NEO’s employment or resignation for good reason not in connection with a change of control, restricted shares granted to the NEOs would become vested only in the exercise of the Committee’s discretion. None of the NEOs were eligible for retirement under these provisions as of December 31, 2021.

(6)	Messrs. Shuford, Jr. and Witt each participate in the 162 Plan, pursuant to which a death benefit of $720,465 will go to Mr. Shuford, Jr.’s estate and $577,606 would go to Mr. Witt’s estate.

(7)
Under their employment agreements, each of Messrs. Shuford, Jr. and Witt must sign and not revoke a general release to be entitled to receive these amounts. In the event he resigns for good reason or his employment is terminated without cause not in connection with a change of control, he must also comply with certain confidentiality, non-solicitation, non-piracy and non-competition covenants during the period of the installment payments to be entitled to continue to receive those installment payments.  Under their change of control severance agreements, Mrs. Beale, Mr. Hotchkiss, and Mrs. Ralston must sign and not revoke a general release to be entitled to receive these amounts. In the event she or he resigns for good reason or her or his employment is terminated without cause in connection with a change of control, she or he must also comply with certain confidentiality, non-solicitation, non-piracy and non-competition covenants during the period of the installment payments to be entitled to continue to receive those installment payments.

(8)
Under his employment agreement, if Mr. Shuford, Jr. resigns for good reason or his employment is terminated without cause (before or after a change of control), he will be entitled to receive a lump sum amount equal to the monthly rate of medical, dental and vision plan coverage times 24.  Under his employment agreement, if Mr. Witt resigns for good reason or his employment is terminated without cause (before or after a change of control), he will be entitled to receive a lump sum amount equal to the monthly rate of medical, dental and vision plan coverage times 18. Under her change of control severance agreement, if Mrs. Beale resigns for good reason or her employment is terminated without cause in connection with a change in control, she will be entitled to receive a lump sum amount equal to the monthly rate of medical, dental and vision plan coverage times 18. Under their change of control severance agreements, if Mr. Hotchkiss or Mrs. Ralston resigns for good reason or his or her employment is terminated without cause in connection with a change of control, he or she will be entitled to receive a lump sum amount equal to the monthly rate of medical, dental and vision plan coverage times 12.

Compensation and Benefits Committee Report

Following the drafting of the Compensation Discussion and Analysis (CD&A), the Compensation and Benefits Committee reviewed and discussed the CD&A with management. Based on such review and discussions, the Compensation and Benefits Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Compensation and Benefits Committee
William F. Keefe (Chairman)
Russell Smith Evans, Jr.
Michael A. Glasser
Dr. Arthur D. Greene
Ellen Clark Thacker
Elizabeth S. Wash

Compensation Risk Disclosure

The Company’s senior management has assessed the Company’s compensation practices in light of the risks in the Company’s operations. The Company’s senior management has identified the key enterprise risks to which the Company is subject, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, reputational and other risks, and focused their review on the compensation arrangements most likely to implicate those risks and has determined that the Company does not engage in compensation practices that encourage excessive risk taking. The Compensation and Benefits Committee has discussed this review with senior management and concurs with senior management’s position that the Company does not engage in compensation practices that encourage excessive risk taking.

In a few cases, commissions are paid as a portion of an individual’s compensation; however, the majority of the total compensation is base pay. In these cases, commissions are paid to reward the sale of products and services, however, these individuals have no lending authority/approval/influence. Nominal referral fees are paid to employees from time-to-time as a reward for referring mortgage loans and/or other types of deposit gathering. In addition, a referral program for the Trust business is also in place, which rewards employees monetarily for referring closed sales and retaining current customers for Trust services. The CEO and NEOs do not participate in any commission or referral-based compensation.

The Company believes that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Pay Ratio Disclosure

As required by the SEC rules, we are disclosing the ratio of the annual total compensation of our Chief Executive Officer, Robert F. Shuford, Jr., to the median of the annual total compensation of all our employees (other than our Chief Executive Officer). For 2021, Robert F. Shuford, Jr.’s annual total compensation was $502,505. The median employee’s annual total compensation in 2021 was $59,746. Based on these amounts, the ratio of the annual total compensation of Mr. Shuford, Jr. to the median of the annual total compensation of all our employees was approximately 8 to 1.

We completed the following steps to identify our median employee and to determine the annual total compensation of our median employee and Chief Executive Officer:

•	As of December 31, 2021, our employee population consisted of approximately 275 employees, including full-time, part-time, temporary, or seasonal employees employed on that date.

•
To find the median employee within that group, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for 2021. In making this determination, we annualized the compensation for full-time and part-time permanent employees who were employed on December 31, 2021, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

After identifying the median employee, we added together all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, including the Company’s matching contribution under our 401(k) plan, which resulted in annual total compensation of $59,746. Total compensation for Mr. Shuford, Jr. is the amount reported in the “Total” column of our 2021 Summary Compensation Table appearing on page 31.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with the SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculation the pay ratio, as permitted by the SEC rules.

Audit Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the Committee) is composed of six non-employee directors, each of whom satisfies the requirements of FDICIA for Audit Committee members and the independence requirements of the SEC and the NASDAQ Stock Market’s listing standards. In addition, the Board of Directors has also determined that Mr. Adams qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.

The Committee oversees the Company's financial reporting process on behalf of the Board. Management is responsible for the Company's internal controls, financial reporting process and compliance with applicable laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with Generally Accepted Accounting Principles (GAAP) and for issuing a report thereon. The Committee monitors and oversees these processes and has sole responsibility for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

In this context, the Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company's audited consolidated financial statements were prepared in accordance with GAAP, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee also discussed with management and the Company’s internal auditors the adequacy of the Company’s system of internal controls.

The Committee discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Matters discussed include the independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the Company’s consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within GAAP for policies and practices related to material items that have been discussed with management of the Company; and other material written communication between the independent registered public accounting firm and the management of the Company, such as any management letter or schedule of unadjusted differences.

The Company's independent registered public accounting firm also provided to the Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Committee concerning independence, and the Committee discussed with the independent registered public accounting firm that firm's independence.

The Committee also discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company's financial reporting. The Committee met with management and the Company's internal auditors to discuss the evaluations of the Company's internal controls.

Based upon the Committee's review of the audited financial statements and discussions with management and the independent registered public accounting firm and the Committee's review of written disclosures and report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Audit Committee
Ellen Clark Thacker (Chairman)
Stephen C. Adams
Russell Smith Evans, Jr.
Dr. Arthur D. Greene
Tom B. Langley
William F. Keefe

Principal Accountant Fees

The following table presents the fees billed for professional audit services rendered by Yount, Hyde & Barbour, P.C., for the audit of the Company’s annual financial statements for the years ended December 31, 2021 and 2020, as well as fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during 2021 and 2020. All fees reflected below for 2021 and 2020 were pre-approved in accordance with the Audit Committee Pre-Approval Policy discussed below.

	Years Ended December 31,
	2021	2020
Audit fees (1)	$146,850	$142,000
Audit-related fees (2)	56,300	54,500
Tax fees (3)	13,250	12,900
Total fees	$216,400	$209,400

(1)	Audit fees were for services rendered in connection with the audit and review of our financial statements, the issuance of consents and the review of various documents filed with the SEC.

(2)
Audit-related fees were for services rendered in connection with pre-approved consultation concerning financial accounting and reporting standards as well as subsidiary audits directly related to the consolidated audit and the 2021 audit of internal control over financial reporting in accordance with the Federal Deposit Insurance Corporation Improvement Act (or “FDICIA”).

(3)	Tax fees were for services rendered in connection with preparation of federal and state income tax returns and preparation of tax returns related to trust preferred entities.

The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of the Company’s independent registered public accounting firm, Yount, Hyde & Barbour, P.C.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work performed by the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the accountants’ independence. The Audit Committee has adopted, and the Board of Directors has ratified, an Audit Committee Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved. The Audit Committee has delegated interim pre-approval authority to Mrs. Thacker, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers, and 10% beneficial owners of the Company’s common stock to file reports concerning their ownership of and transactions in the Company’s common stock. Based on a review of the reports of changes in beneficial ownership of Company common stock and written representations made to the Company, the Company believes that its officers, directors and 10% beneficial owners complied with all filing requirements under Section 16(a) during 2021.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

The 2023 Annual Meeting is scheduled to be held on May 23, 2023.

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2023 Annual Meeting, the proposal must comply with SEC Rule 14a-8 and must be received by the Company at its main office in Hampton, Virginia, on or before December 15, 2022.

The Company’s bylaws also prescribe the procedure a stockholder must follow to nominate directors or bring other business before stockholders’ meetings outside of the Rule 14a-8 process. For a stockholder to nominate a candidate for director at the 2023 Annual Meeting, or for a stockholder to bring other business before the 2023 Annual Meeting, notice of nomination or other business for the 2023 Annual Meeting, along with the information required by the Company’s bylaws, must be received in writing by the Company’s Secretary no earlier than the close of business on January 24, 2023 and no later than the close of business on February 23, 2023. However, if the 2023 Annual Meeting is held more than 30 days before or more than 60 days after the anniversary of this year’s Annual Meeting, the notice must be received no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the date of such annual meeting.

The proxy solicited by the Board of Directors for the 2023 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at the meeting if the Company has not received notice of such proposal by February 23, 2023, in writing delivered to the Company’s Secretary.

In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the SEC’s new universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees for the 2023 Annual Meeting other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 25, 2023.

OTHER MATTERS

As of the date of this proxy statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than proposals one, two, and three referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

Eugene M. Jordan, II
Secretary to the Board

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2021, will be furnished without charge to stockholders upon written request directed to:

Elizabeth T. Beale
Senior Vice President and Chief Financial Officer
Old Point Financial Corporation
101 East Queen Street
Hampton, Virginia 23663
(757) 728-1023

The Company’s Annual Report on Form 10-K can also be viewed on the Investor Relations link on the Company's Internet website at http://www.oldpoint.com.

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01 - Stephen C. Adams 04 - Sarah B. Golden 07 - William F. Keefe 02 - Russell Smith Evans, Jr. 05 - Dr. Arthur D. Greene 08 - Tom B. Langley 03 - Michael A. Glasser 06 - John Cabot Ishon 09 - Robert F. Shuford, Sr. For Against Abstain For Against Abstain For Against Abstain 1 U P X 10 - Robert F. Shuford, Jr. 11 - Ellen Clark Thacker 12 - Elizabeth S. Wash 13 - Joseph R. Witt Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03MLFC + + 2. To approve, in an advisory, non-binding vote, the compensation of the Company’s named executive officers, as described in the accompanying proxy statement. For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature Date (mm/dd/yyyy) — Please print date below. within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below 4. To transact such other business as may properly come before the meeting or any adjournment thereof. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card 3. To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. For Against Abstain A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1. To elect 13 directors to the Board of Directors of the Company to serve until the 2023 Annual Meeting, as described in the proxy statement: 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 5 3 8 8 3 4 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM M MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ Online Go to www.envisionreports.com/OPOF or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/OPOF Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may vote online or by phone instead of mailing this card. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/OPOF 2022 Annual Meeting of Stockholders — May 24, 2022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Terry C. Fuller, and Eugene M. Jordan, II (the Proxies), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Old Point Financial Corporation to be held on May 24, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR the election of all the nominees in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy — OLD POINT FINANCIAL CORPORATION q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/OPOF 2022 Annual Meeting of Old Point Financial Corporation Stockholders The 2022 Annual Meeting of Stockholders of Old Point Financial Corporation will be held on Tuesday, May 24, 2022, at 6:00 p.m., ET, virtually online at www.meetnow.global/MXPLKSM. To attend, vote, and submit questions during the virtual Annual Meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.